UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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FISERV, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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255 Fiserv Drive

Brookfield, Wisconsin 53045

April 14, 2010

To Our Shareholders:

You are cordially invited to attend the annual meeting of shareholders of Fiserv, Inc., to be held at our corporate offices at 10:00 a.m. local time on Wednesday, May 26, 2010. Information about the meeting and the matters on which shareholders will act is set forth in the accompanying Notice of Meeting and Proxy Statement. Following action on these matters, management will present a report on our activities. At the meeting, we will welcome your comments on or inquiries about our business that would be of interest to shareholders generally. At your earliest convenience, please review the information on the business to come before the meeting.

It is very important that you be represented at the annual meeting regardless of the number of shares you own or whether you are able to attend the annual meeting in person. Whether or not you plan to attend the meeting, please vote as soon as possible. You can vote your shares by marking your vote on your proxy card, signing and dating it, and returning it promptly in the enclosed envelope, which requires no postage if mailed in the United States. You may also vote your shares by using the Internet or a toll free telephone number. Instructions for these convenient voting methods are set forth on your proxy card. Voting by proxy will not prevent you from voting in person, and will ensure that your vote is counted if you are unable to attend.

Thank you for your prompt attention to this matter.

Sincerely,

Jeffery W. Yabuki

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 26, 2010

To the Shareholders of Fiserv, Inc.:

The annual meeting of shareholders of Fiserv, Inc. will be held at our corporate offices at 255 Fiserv Drive, Brookfield, Wisconsin 53045, on Wednesday, May 26, 2010, at 10:00 a.m. local time for the following purposes, which are set forth more completely in the accompanying proxy statement:

1.	To elect three directors to serve for a three-year term expiring in 2013 and until their successors are elected and qualified.

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2010.

3.	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

The board of directors has fixed the close of business on March 26, 2010 as the record date for determining shareholders entitled to notice of and to vote at the annual meeting and at any adjournments or postponements thereof.

In the event there are not sufficient votes for a quorum or to approve any of the foregoing proposals at the time of the annual meeting, the annual meeting may be adjourned or postponed in order to permit our further solicitation of proxies.

By order of the board of directors,

Charles W. Sprague

Secretary

April 14, 2010

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on May 26, 2010: The proxy statement and annual report to security holders are available at http://www.proxyvote.com.

Your vote is important. Our proxy statement is included with this notice. To vote your shares, please mark, sign, date and return your proxy card or vote by Internet or telephone as soon as possible. A return envelope is enclosed for your convenience if you vote by mail.

PROXY STATEMENT

Annual Meeting

This proxy statement is furnished in connection with the solicitation on behalf of the board of directors of Fiserv, Inc., a Wisconsin corporation, of proxies for use at our annual meeting of shareholders to be held on Wednesday, May 26, 2010 at 10:00 a.m. local time, or at any adjournment or postponement of the meeting. At the meeting, we will vote on the matters described in this proxy statement and in the accompanying notice. The annual meeting will be held at our corporate offices at 255 Fiserv Drive, Brookfield, Wisconsin 53045. We intend to mail this proxy statement and accompanying proxy card on or about April 14, 2010 to all shareholders entitled to vote at the annual meeting.

Purposes of Annual Meeting

The annual meeting has been called for the purposes of: electing three directors to serve for a three-year term expiring in 2013; ratifying the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2010; and transacting such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Solicitation of Proxies

We will pay the cost of soliciting proxies on behalf of the board of directors. In addition to the use of the mail, our directors, officers and other employees may solicit proxies by personal interview, telephone or electronic communication. None of them will receive any special compensation for these efforts. We have retained the services of Georgeson Inc. (“Georgeson”) to assist us to solicit proxies. Georgeson may solicit proxies by personal interview, mail, telephone or electronic communications. We expect to pay Georgeson its customary fee, approximately $10,000, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. We also have made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy materials to beneficial owners of shares. We will reimburse such record holders for the reasonable out-of-pocket expenses incurred by them in connection with forwarding proxy materials.

Proxies

You should complete and return the accompanying form of proxy regardless of whether you attend the annual meeting in person. You may revoke your proxy at any time before it is exercised by: giving our corporate Secretary written notice of revocation; giving our corporate Secretary a properly executed proxy of a later date; or attending the annual meeting and voting in person; provided that, if your shares are held of record by a broker, bank or other nominee, you must obtain a proxy issued in your name from the record holder. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to Charles W. Sprague, Executive Vice President, General Counsel and Secretary, Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin 53045.

The persons named as proxies in the accompanying proxy card have been selected by the board of directors and will vote shares represented by valid proxies. All shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxies. If nothing is specified, the proxies will be voted in favor of each of the board’s nominees for director and in favor of the ratification of the audit committee’s selection of our independent registered public accounting firm. Our board of directors is unaware of any other matters that may be presented for action at our annual meeting. If other matters do properly come before the annual meeting or any adjournments or postponements thereof, it is intended that shares represented by proxies will be voted in the discretion of the proxy holders. Proxies solicited hereby will be returned to the board of directors and will be tabulated by an inspector of election, who will not be an employee or director of Fiserv, Inc., designated by the board of directors.

Record Date and Required Vote

The board of directors has fixed the close of business on March 26, 2010 as the record date for determining shareholders entitled to notice of and to vote at the annual meeting. On the record date, there were 152,464,884 shares of common stock outstanding and entitled to vote, and we had no other classes of securities outstanding. All of these shares are to be voted as a single class, and each holder is entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. The presence, in person or by proxy, of at least a majority of the outstanding shares of common stock entitled to vote at the annual meeting will constitute a quorum for the transaction of business. Shares that abstain from voting or that are subject to a broker non-vote will be counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business. In the event there are not sufficient votes for a quorum or to approve any proposal at the time of the annual meeting, the annual meeting may be adjourned or postponed in order to permit the further solicitation of proxies.

Directors will be elected by a majority of votes cast at the annual meeting. A description of the majority voting provisions in our by-laws appears below under the heading “Election of Directors – Majority Voting.” For Proposal 2 to be approved, the affirmative vote of a majority of the votes cast in person or by proxy at the meeting is required. For each of these proposals, abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on its outcome.

Voting

Shareholders can appoint a proxy by: marking their vote on their proxy card, signing and dating it, and returning it promptly in the enclosed envelope, which requires no postage if mailed in the United States; calling a toll-free number in accordance with the instructions on their proxy card; or using the Internet in accordance with the instructions on their proxy card.

Shareholders who hold shares through a bank, broker or other record holder may vote by the methods that their bank or broker makes available, in which case the bank or broker will include instructions with this proxy statement. Shareholders voting via the Internet or by telephone will bear any costs associated with electronic or telephone access, such as usage charges from Internet access providers and telephone companies.

An individual who has a beneficial interest in shares of our common stock allocated to his or her account under the Fiserv, Inc. 401(k) savings plan may vote the shares of common stock allocated to his or her account. We will provide instructions to participants regarding how to vote his or her allocated shares. If no direction is provided, the trustee of the Fiserv, Inc. 401(k) savings plan will vote the shares in the same manner and in the same proportion as the shares for which voting instructions are received from other participants, except that the trustee, in the exercise of its fiduciary duties, may determine that it must vote the shares in some other manner.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 15, 2010 by: each current director and director nominee; each executive officer appearing in the Summary Compensation Table; all directors and executive officers as a group; and any person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock based on our review of the reports regarding ownership filed with the Securities and Exchange Commission in accordance with Sections 13(d) and 13(g) of the Securities Exchange Act of 1934 (the “Exchange Act”).

Name(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percent of Class(3)
BlackRock, Inc.(4) 40 East 52nd Street New York, New York 10022	9,794,897	6.4%
T. Rowe Price Associates, Inc.(5) 100 E. Pratt Street Baltimore, Maryland 21202	7,757,266	5.1
Jeffery W. Yabuki	690,484	*
Thomas J. Hirsch	107,657	*
Peter J. Kight	83,852	*
Stephen E. Olsen	26,920	*
Thomas W. Warsop III	42,966	*
Donald F. Dillon	3,045,634	2.0
Daniel P. Kearney	36,420	*
Gerald J. Levy	158,380	*
Denis J. O’Leary	13,287	*
Glenn M. Renwick	37,195	*
Kim M. Robak	27,109	*
Doyle R. Simons	8,894	*
Thomas C. Wertheimer	30,032	*
All directors and executive officers as a group (17 people)	4,744,203	3.1%

*	Less than 1%.

(1)	Unless otherwise indicated, the address for each beneficial owner is care of Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin 53045.

(2)	All information with respect to beneficial ownership is based upon filings made by the respective beneficial owners with the Securities and Exchange Commission or information provided to us by such beneficial owners. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws.

Includes stock options, which, as of March 15, 2010, were exercisable currently or within 60 days: Mr. Yabuki – 594,693; Mr. Hirsch – 96,123; Mr. Kight – 23,059; Mr. Olsen – 22,171; Mr. Warsop – 24,932; Mr. Dillon – 528,583; Mr. Kearney – 27,563; Mr. Levy – 28,785; Mr. O’Leary – 4,327; Mr. Renwick – 27,718; Ms. Robak – 21,718; Mr. Simons – 3,905; Mr. Wertheimer – 24,884; and all directors and executive officers as a group – 1,609,262.

Includes shares of restricted stock subject to vesting: Mr. Yabuki – 8,293; Mr. Hirsch – 1,250; Mr. Olsen – 3,396; Mr. Warsop – 15,000; Mr. Dillon – 1,020; Mr. Kearney – 1,020; Mr. Levy – 1,020;

Mr. Renwick – 1,020; Ms. Robak – 1,020; Mr. Simons – 375; Mr. Wertheimer – 1,020; and all directors and executive officers as a group – 37,674. The holders of the restricted stock have sole voting power, but no dispositive power, with respect to such shares.

Includes shares deferred under vested restricted stock units: Mr. Hirsch – 1,076; Mr. Kight – 1,537; Mr. Kearney – 3,733; Mr. O’Leary – 3,278; Mr. Renwick – 3,529; Ms. Robak – 443; and Mr. Simons – 3,188; and all directors and executive officers as a group – 16,784.

Mr. Dillon is a trustee of the Dillon Foundation which holds 133,750 shares of our common stock. Mr. Yabuki is a trustee of the Yabuki Family Foundation which holds 1,000 shares of our common stock. As a trustee, Mr. Dillon or Mr. Yabuki, as applicable, has voting and investment power over the shares held by the foundation. These shares are, accordingly, included in their respective reported beneficial ownership.

(3)	On March 15, 2010, there were 152,395,011 shares of common stock outstanding. Percentages are calculated pursuant to Rule 13d-3(d) under the Exchange Act. Shares not outstanding that are subject to options exercisable by the holder thereof within 60 days, shares deferred pursuant to vested restricted stock units and shares eligible for issuance pursuant to the non-employee director deferred compensation plan are deemed outstanding for the purposes of calculating the number and percentage owned by such shareholder, but not deemed outstanding for the purpose of calculating the percentage of any other person.

(4)	Based on a Schedule 13G filed by BlackRock, Inc. (“BlackRock”), which indicates that BlackRock exercises sole voting and dispositive power with respect to all of the shares listed in the table above.

(5)	Based on a Schedule 13G filed by T. Rowe Price Associates, Inc. (“Price Associates”), which indicates that these securities are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. According to the Schedule 13G, Price Associates exercises sole voting power over 2,173,777 of the securities and sole dispositive power over 7,757,266 of the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors

Our articles of incorporation provide for a board of directors that is divided into three classes. The terms for each class are three years, staggered over time. There are no family relationships among any of our directors or executive officers, and no nominee for director has been nominated pursuant to any agreement or understanding between us and any person.

All of the nominees for election as director at the annual meeting are incumbent directors. These nominees have consented to serve as a director if elected and management has no reason to believe that any nominee will be unable to serve. Unless otherwise specified, the shares of common stock represented by the proxies solicited hereby will be voted in favor of the nominees proposed by the board of directors. In the event that any director nominee becomes unavailable for re-election as a result of an unexpected occurrence, shares will be voted for the election of such substitute nominee, if any, as the board of directors may propose. The affirmative vote of a majority of votes cast is required for the election of directors. A description of the majority voting provisions in our by-laws appears below under the heading “– Majority Voting.”

Nominees for Election

Each person listed below is nominated for election to serve as a director until the annual meeting of shareholders in the year in which his or her term expires, and until his or her successor is elected and qualified. The board of directors recommends that you vote FOR its nominees for director.

Three-year terms expiring in 2013

Kim M. Robak (age 54) has been a director since 2003. Ms. Robak is a partner at Ruth, Mueller & Robak, LLC. Previously, Ms. Robak was Vice President for External Affairs and Corporation Secretary at the University of Nebraska from 1999 to 2004. Ms. Robak served as the Lieutenant Governor of the State of Nebraska from 1993 to 1999, as Chief of Staff from 1992 to 1993, and as Legal Counsel from 1991 to 1992. During her tenure in state government, she chaired the Governor’s Information Resources Cabinet and led the Information Technology Commission of Nebraska. In the past five years, in addition to Fiserv, Ms. Robak served on the board of directors of FBL Financial Group, Inc., a provider of life insurance, annuities, and mutual funds to individuals and small businesses; UNIFI Mutual Holding Company (current), a provider of life insurance, annuities, and mutual funds; First Ameritas Life Insurance Corporation of New York (current), a life insurance company; and Union Bank & Trust Company (current), a financial institution. The board concluded that Ms. Robak should be a director of the company because she is an accomplished business person and a community leader who brings a variety of experiences to the board through her work in the fields of law, government and technology. Principal Occupation: Partner at Ruth, Mueller & Robak, LLC.

Doyle R. Simons (age 46) has been a director since 2007. Mr. Simons is the Chairman and Chief Executive Officer of Temple-Inland, Inc. From 2005 to 2007, he was Executive Vice President of Temple-Inland, Inc.; from 2003 to 2005, he served as its Chief Administrative Officer; from 2000 to 2003, he was Vice President – Administration; and from 1994 to 2000, he served as Temple-Inland’s Director of Investor Relations. In the past five years, in addition to Fiserv, Mr. Simons served on the board of directors of Temple-Inland, Inc. (current), a publicly traded manufacturing company focused on corrugated packaging and building products. The board concluded that Mr. Simons should be a director of the company because, as the Chairman and CEO of Temple-Inland, he is an accomplished business person, with a diverse set of talents and experiences, including serving as a corporate attorney, an investor relations representative, and a chief executive officer. Principal Occupation: Chairman and Chief Executive Officer of Temple-Inland, Inc.

Thomas C. Wertheimer (age 69) has been a director since 2003. Mr. Wertheimer is a Certified Public Accountant and a retired Senior Audit Partner of PricewaterhouseCoopers (“PwC”). He served as lead audit partner for a number of key multinational and national clients of PwC, including publicly held automotive manufacturing, financial services and retail companies. He also held technical accounting and audit quality positions including Director of Accounting, Auditing and SEC for the Midwest Region of Coopers & Lybrand. Mr. Wertheimer served on the Board of Partners at Coopers & Lybrand from 1995 until its merger with Price Waterhouse in 1998. From 2003 to 2007, he was a consultant to the Public Company Accounting Oversight Board, assisting in designing and executing its program of inspection of registered accounting firms. In the past five years, in addition to Fiserv, Mr. Wertheimer served on the board of directors of Vishay Intertechnology, Inc. (current), a publicly traded electronic component manufacturer, and Xinyuan Real Estate Co., Ltd. (current), a residential real estate developer in China. The board concluded that Mr. Wertheimer should be a director of the company because of his extensive knowledge of and experience in accounting, auditing and financial reporting matters. Principal Occupation: Financial Consultant.

Continuing Directors

Continuing terms expiring in 2011

Donald F. Dillon (age 70) has been Chairman of the board of directors since 2000. Mr. Dillon served as Vice Chairman of the board of directors from 1995 to 2000. In 1976, Mr. Dillon and an associate founded Information Technology, Inc. (“ITI”), a provider of banking software and services. ITI was acquired by Fiserv in 1995, and, since then, Mr. Dillon has continued in his post as Chairman of ITI. From 1966 to 1976, Mr. Dillon was with the National Bank of Commerce, Lincoln, Nebraska and served as Senior Vice President – Information Management Division. In the past five years, in addition to Fiserv, Mr. Dillon served as: the Chairman of the Board of Trustees of Doane College; a member of the Board of Trustees for the University of Nebraska (current); and a member of the University of Nebraska’s Directors Club (current). The board concluded that Mr. Dillon should serve as the company’s Chairman of the Board of Directors because, as the founder of ITI, he brings more than 40 years of experience in the financial and data processing industries. Principal Occupation: Chairman of the Board of Directors of Fiserv, Inc.

Gerald J. Levy (age 77) has been a director since 1986 and is known nationally for his involvement in various financial industry organizations. Mr. Levy is a past Director and Chairman of the United States League of Savings Institutions, and served as Chairman of its Government Affairs Policy Committee. Since 1959, Mr. Levy has served Guaranty Bank, Milwaukee, Wisconsin, in various capacities, including as Chairman since 2002 and Chief Executive Officer from 1973 to 2002. In the past five years, in addition to Fiserv, Mr. Levy served on the boards of directors of Guaranty Bank (current) and Guaranty Financial M.H.C. (current), the holding company of Guaranty Bank. The board concluded that Mr. Levy should be a director of the company because of his extensive knowledge of and experience in the banking industry. Principal Occupation: Chairman of Guaranty Bank.

Denis J. O’Leary (age 53) has been a director since 2008. In 2009, Mr. O’Leary became managing partner of Encore Financial Partners, Inc., a company focused on the acquisition and management of banking organizations in the United States. From 2006 to 2009, he was a senior advisor to The Boston Consulting Group with respect to the enterprise technology, financial services, and consumer payments industries. Through early 2003, he spent 25 years at J.P. Morgan Chase & Company and its predecessors in various capacities, including Director of Finance, Chief Information Officer, Head of Retail Branch Banking, Managing Executive of Chase.com/Lab Morgan, and, from 1994 to 2003, Executive Vice President. In the past five years, in addition to Fiserv, Mr. O’Leary served on the board of directors of McAfee, Inc. (current), a publicly traded supplier of computer security solutions. The board concluded that Mr. O’Leary should be a director of the company because of his extensive knowledge of and experience in both the banking and information technology industries. Principal Occupation: Managing Partner, Encore Financial Partners, Inc.

Glenn M. Renwick (age 54) has been a director since 2001. Mr. Renwick is President and Chief Executive Officer of The Progressive Corporation. Before being named Chief Executive Officer in 2001, Mr. Renwick served as Chief Executive Officer – Insurance Operations and Business Technology Process Leader from 1998 through 2000. Prior to that, he led Progressive’s consumer marketing group and served as president of various divisions within Progressive. Mr. Renwick joined Progressive in 1986 as Auto Product Manager for Florida. In the past five years, in addition to Fiserv, Mr. Renwick served on the board of directors of The Progressive Corporation (current), a publicly traded property and casualty insurance company, and UnitedHealth Group Incorporated (current), a publicly traded provider of health insurance. The board concluded that Mr. Renwick should be a director of the company because he is an accomplished business leader with significant information technology experience. Principal Occupation: President and Chief Executive Officer of The Progressive Corporation.

Continuing terms expiring in 2012

Daniel P. Kearney (age 70) has been a director since 1999. Mr. Kearney is a financial consultant and served as Chief Investment Officer of Aetna, Inc. from 1991 to 1998. In 1995, he assumed the additional responsibility of President of Aetna’s annuity, pension and life insurance division, retiring in 1998. Prior to joining Aetna, Mr. Kearney was President and Chief Executive Officer of the Resolution Trust Corporation Oversight Board. Before that, he was a principal at Aldrich, Eastman and Waltch, Inc., a Boston-based pension fund advisor. From 1977 to 1988, Mr. Kearney was with Salomon Brothers, Inc. as Managing Director of its Real Estate Financing Department and a founder of its Mortgage Securities Department, and from 1976 to 1977 he was Associate Director of the United States Office of Management and Budget. He served as President of the Government National Mortgage Association (Ginnie Mae) from 1974 to 1976, Deputy Assistant Secretary of the Department of Housing and Urban Development from 1973 to 1974, and as Executive Director of the Illinois Housing Development Authority from 1969 to 1973. Previously, he was in private law practice in Chicago, Illinois. In the past five years, in addition to Fiserv, Mr. Kearney served as a director of MGIC Investment Corporation (current), a publicly traded mortgage insurance company, and MBIA, Inc. (current), a publicly traded financial guarantor. The board concluded that Mr. Kearney should be a director of the company because of his over 40 years of experience in the banking, insurance and legal industries. Principal Occupation: Financial Consultant.

Peter J. Kight (age 53) has been a director since 2007. Mr. Kight is the founder of CheckFree Corporation, which was acquired by Fiserv in 2007. From 2007 until early 2010, he served as Fiserv’s Vice Chairman and, from 1981 to 2007, he served as the Chairman and Chief Executive Officer of CheckFree Corporation. Mr. Kight is currently a managing partner of Comvest Investment Partners. In the past five years, in addition to Fiserv, Mr. Kight served a director of CheckFree Corporation, Akamai Technologies, Inc. (current), a publicly traded company that distributes computing solutions and services, and Manhattan Associates, Inc. (current), a publicly traded company that provides supply chain planning and execution solutions. The board concluded that Mr. Kight should be a director of the company because he is a pioneer in the financial services technology industry, specifically in the areas of electronic funds transfer, online banking and electronic billing and payment, and because he continues to drive industry innovation and product development. Principal Occupation: Managing Partner, Comvest Investment Partners.

Jeffery W. Yabuki (age 49) has been a director and our President and Chief Executive Officer since 2005. Before joining Fiserv, Mr. Yabuki served as Executive Vice President and Chief Operating Officer for H&R Block, Inc., a financial services firm, from 2002 to 2005. From 2001 to 2002, he served as Executive Vice President of H&R Block and from 1999 to 2001, he served as the President of H&R Block International. From 1987 to 1999, Mr. Yabuki held various executive positions with American Express Company, a financial services firm, including President and Chief Executive Officer of American Express Tax and Business Services, Inc. In the past five years, in addition to Fiserv, Mr. Yabuki served on the board of directors of PetSmart, Inc., a publicly traded specialty retailer of pet products and services, and MBIA, Inc., a publicly traded financial guarantor. The board concluded that Mr. Yabuki should be a director of the company because he has extensive senior management experience at a number of large corporations and serves as the chief executive officer of the company. Principal Occupation: President and Chief Executive Officer of Fiserv, Inc.

Majority Voting

Our by-laws provide that each director will be elected by the majority of the votes cast with respect to that director’s election at any meeting of shareholders for the election of directors, other than a contested election. A majority of the votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes cast “withheld” with respect to that director’s election. In a contested election, each director will be elected by a plurality of the votes cast with respect to that director’s election. Once our chairman of the board determines that a contested election exists in accordance with our by-laws, the plurality vote standard will apply at a meeting at which a quorum is present regardless of whether a contested election continues to exist as of the date of such meeting.

Our by-laws further provide that, in an uncontested election of directors, any nominee for director who is already serving as a director and receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (a “Majority Against Vote”) will promptly tender his or her resignation. The nominating and corporate governance committee of the board of directors will then promptly consider the resignation submitted by a director receiving a Majority Against Vote, and the committee will recommend to the board whether to accept the tendered resignation or reject it.

The board of directors will act on the committee’s recommendation no later than 90 days following the date of the meeting during which the Majority Against Vote occurred. In considering the committee’s recommendation, the board will consider the factors considered by the committee and such additional information and factors the board believes are relevant. Following the board’s decision, we will promptly file a Form 8-K with the Securities and Exchange Commission that sets forth the board’s decision whether to accept the resignation as tendered, including a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation. Any director who tenders a resignation pursuant to this provision will not participate in the committee recommendation or the board consideration regarding whether to accept the tendered resignation. Our by-laws set forth the procedure for acting if a majority of the members of the committee receive Majority Against Votes at the same election.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP

Background

The audit committee of the board of directors has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Deloitte & Touche LLP has served as our independent public accounting firm since 1986. The audit committee, from time to time, evaluates the performance of Deloitte & Touche LLP to determine whether we should continue to retain the firm as our independent registered public accounting firm. To this end, at least annually, Deloitte & Touche LLP makes a presentation to the committee regarding the services it provides, and our chief financial officer provides the committee with his assessment of the firm’s performance. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Reasons for the Proposal

Selection of our independent registered public accounting firm is not required to be submitted for shareholder approval, but the audit committee of our board of directors is seeking ratification of its selection of Deloitte & Touche LLP as a matter of good corporate practice. If our shareholders do not ratify this selection, the audit committee of the board of directors will consider it a direction to select another independent public accounting firm for 2010. Even if the selection is ratified, the audit committee may, in its discretion, appoint a different independent registered public accounting firm at any time if it determines that such a change would be in our shareholders’ best interests.

Vote Required and Recommendation of the Board of Directors

To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm, the affirmative vote of a majority of the votes cast in person or by proxy at the annual meeting is required. Unless otherwise specified, the proxies solicited hereby will be voted in favor of the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2010.

The board of directors recommends that you vote in favor of Proposal 2.

CORPORATE GOVERNANCE

Director Independence

Our board of directors has determined that Donald F. Dillon, Daniel P. Kearney, Gerald J. Levy, Denis J. O’Leary, Glenn M. Renwick, Kim M. Robak, Doyle R. Simons and Thomas C. Wertheimer are “independent” within the meaning of NASDAQ Marketplace Rule 5605(a)(2). In determining the independence of directors, our board of directors considers, among other matters, circumstances where a director also serves as a director of a client. In particular, the board considered the fact that Guaranty Bank, of which Mr. Levy is the chairman, is a client of Fiserv and determined that the relationship does not impact Mr. Levy’s independence. Mr. Yabuki is not independent because he is a current employee of Fiserv, and Mr. Kight is not independent because he has been employed by Fiserv within the past three years.

Meetings and Attendance

During our fiscal year ended December 31, 2009, our board of directors held nine meetings, and each director attended at least 75% of the aggregate of the number of meetings of the board of directors and the number of meetings held by all committees of the board on which she or he served, in each case while the director was serving on our board of directors. Directors are expected to attend each annual meeting of shareholders. All directors serving on the board at the time of our 2009 annual meeting of shareholders attended the meeting.

Board Leadership Structure

We separate the roles of chief executive officer and Chairman of the board to allow our leaders to focus on their respective responsibilities. Our chief executive officer is responsible for setting our strategic direction and providing day-to-day leadership. Our Chairman provides guidance to our chief executive officer, sets the agenda for board meetings, and presides over meetings of the full board.

Committees of the Board of Directors

Our board of directors has three standing committees: a nominating and corporate governance committee; an audit committee; and a compensation committee. The directors currently serving on these committees satisfy the independence requirements contained in the NASDAQ Marketplace Rules applicable to such committees, including the enhanced independence requirements for members of the audit committee. Each of these committees has the responsibilities set forth in written charters adopted by the board of directors. We make copies of each of these charters available free of charge on our website at http://investors.fiserv.com/documents.cfm. Other than the text of the charters, we are not including the information contained on or available through our website as a part of, or incorporating such information by reference into, this proxy statement.

Nominating and Corporate Governance Committee

Membership and Responsibilities

The nominating and corporate governance committee assists the board of directors to identify and evaluate potential director nominees, and recommends qualified nominees to the board of directors for consideration by the shareholders. In addition, the nominating and corporate governance committee oversees our corporate governance procedures. The members of the nominating and corporate governance committee are Ms. Robak (Chairperson), Mr. Kearney and Mr. Levy, each of whom is independent. The nominating and corporate governance committee held three meetings during 2009.

Nominations of Directors

The nominating and corporate governance committee recommends to the full board of directors the nominees to stand for election at our annual meeting of shareholders and to fill vacancies occurring on the board. In this regard, the nominating and corporate governance committee regularly assesses the appropriate size of the board of directors and whether any vacancies on the board of directors are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the committee utilizes a variety of methods to identify and evaluate director candidates. Candidates may come to the attention of the committee through current directors, professional search firms, shareholders or other persons.

The committee evaluates prospective nominees in the context of the then current constitution of the board of directors and considers all factors it considers appropriate, which include those set forth in our governance guidelines. Our governance guidelines provide that the members of our board of directors should have diverse backgrounds and skills. The diversity that the committee seeks includes diversity of education, professional experience as well as diversity of gender, race and national origin, in order that the board represents a broad set of skills and viewpoints. Other than as set forth in our governance guidelines, the committee does not have a formal policy with respect to diversity. The board of directors and the nominating and corporate governance committee believe the following minimum qualifications must be met by a director nominee to be recommended by the committee:

•	Each director must display the highest personal and professional ethics, integrity and values.

•	Each director must have the ability to exercise sound business judgment.

•	Each director must be highly accomplished in his or her respective field, with strong credentials and broad experience.

•	Each director must have relevant expertise and experience and be able to offer advice and guidance to our chief executive officer based on that expertise and experience.

•	Each director must be independent of any particular constituency, be able to represent all of our shareholders, and be committed to enhancing long-term shareholder value.

•	Each director must have sufficient time available to devote to activities of the board of directors and to enhance his or her knowledge of our business.

In addition, the nominating and corporate governance committee seeks to have at least one director who is an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K under the Exchange Act, and we must have at least one director (who may also be an “audit committee financial expert”) who, in accordance with the NASDAQ Marketplace Rules, has past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

In making recommendations to the board of directors, the nominating and corporate governance committee examines each director nominee on a case-by-case basis regardless of who recommended the nominee. The committee will consider persons recommended by shareholders to become nominees for election as directors in accordance with the foregoing and other criteria set forth in our governance guidelines and the Nominating and Corporate Governance Committee Charter. The committee does not evaluate shareholder nominees differently than any other nominee.

Pursuant to procedures set forth in our by-laws, our nominating and corporate governance committee will consider shareholder nominations for directors if our corporate Secretary receives timely written notice, in proper form, of the intent to make a nomination at a meeting of shareholders. To be in proper form, the notice must, among other matters: list the name and residence address of the person or persons to be nominated; include each nominee’s written consent to be named in our proxy statement and to serve as a director if elected; describe all arrangements or understandings between the nominating shareholder and each nominee, including any understanding with any person as to how such nominee, if elected, will act or vote on any issue or question and all direct and indirect compensation and any other material monetary arrangements during the past three years between the nominating shareholder and its affiliates, on the one hand, and each nominee and his or her affiliates, on the other hand; describe information about the nominating shareholder and each nominee; and contain such other information regarding each nominee proposed by such shareholder and any such beneficial owner as would be required to be disclosed in solicitations of proxies for a contested election of directors, or would be otherwise required to be disclosed, in each case pursuant to Section 14 of the Exchange Act. To be timely, the notice must be received by the applicable deadline set forth in our by-laws. The detailed requirements for nominations are set forth in our by-laws, which were attached as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 3, 2008. A copy of our by-laws will be provided upon written request to our corporate Secretary. Additional requirements regarding shareholder proposals, including director nominations, are described below under the heading “Shareholder Proposals for the 2011 Annual Meeting.”

Audit Committee

Membership and Responsibilities

The audit committee’s primary role is to provide independent review and oversight of our financial reporting processes and financial statements, system of internal controls, audit process and results of operations and financial condition. In doing so, it is the responsibility of the audit committee to provide an open avenue of communication between the board of directors, management, our internal audit function and our independent auditor. The audit committee is directly and solely responsible for the appointment, compensation, retention, termination and oversight of our independent auditor. The members of the audit committee are Mr. Wertheimer (Chairman), Mr. Kearney and Mr. O’Leary, each of whom is independent as defined by applicable NASDAQ and Securities and Exchange Commission rules. The board of directors has determined that Mr. Wertheimer and Mr. Kearney are “audit committee financial experts,” as that term is used in Item 407(d)(5) of Regulation S-K. The audit committee held 11 meetings during 2009.

Audit Committee Report

In accordance with its written charter, the audit committee provides independent review and oversight of the accounting and financial reporting processes and financial statements of Fiserv, Inc., the system of internal controls that management and the board of directors have established, the audit process and the results of operations of Fiserv, Inc. and its financial condition. Management has the responsibility for preparing the company’s financial statements and the independent auditors have the responsibility for examining those statements.

The audit committee has reviewed and discussed with management and the independent auditors the audited financial statements of Fiserv, Inc. for the fiscal year ended December 31, 2009. The audit committee has also discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board. The audit committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

The audit committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the internal controls and internal audit organization, responsibilities, budget and staffing of Fiserv, Inc. The audit committee reviewed with both the independent auditors and the internal auditors their respective audit plans, audit scope and identification of audit risks.

Based on the above-mentioned reviews and discussions with management and the independent auditors, the audit committee recommended to the board of directors that the audited financial statements of Fiserv, Inc. be included in its Annual Report on Form 10-K for 2009, for filing with the Securities and Exchange Commission.

Thomas C. Wertheimer, Chairman

Daniel P. Kearney

Denis J. O’Leary

Compensation Committee

The compensation committee: evaluates the performance of our executive officers; approves executive officer compensation; reviews management’s recommendations as to the compensation of other key personnel; makes recommendations to the board of directors regarding the types, methods and levels of director compensation; administers compensation and benefit plans; and discharges other responsibilities of the board of directors when so instructed by the board of directors.

The members of the compensation committee are Mr. Renwick (Chairman), Mr. Levy and Mr. Simons, each of whom is independent. The compensation committee held six meetings during 2009. Additional information regarding the compensation committee and our policies and procedures regarding executive compensation, including, among other matters, our use of compensation consultants and management’s role in determining compensation, is provided below under the heading “Compensation Discussion and Analysis – Determining Compensation.”

Risk Oversight

Our management is responsible for managing risks and our board of directors is responsible for overseeing management. To discharge this responsibility, the board seeks to be informed about the risks facing the company so that it may evaluate actual and potential risks and understand how management is managing such risks. To this end, the board, as a whole and at the committee level, regularly receives reports from management about risks faced by the company. For example, the board of directors regularly receives reports directly from our chief executive officer about, among other matters, developments in our industry so that the board may evaluate the competitive risks faced by the company. In addition, our chief financial officer, at each meeting of the board, presents information regarding our financial performance as well as information regarding our capital allocation decisions, creditworthiness and liquidity, all in an effort to understand financial risks faced by the company.

The committees of the board also play a critical role in the board’s ability to collect and assess information. The audit committee’s charter charges it with a variety of risk-related oversight duties, including: (i) inquiring of relevant personnel regarding risks or exposures generally, including risks associated with derivatives, currency exposure, interest rate hedging and other investment strategies; (ii) coordinating the board’s oversight of our significant internal controls and disclosure controls and procedures; (iii) administering our code of business conduct and ethics; (iv) reviewing legal and regulatory matters that could have a material impact on the financial statements; (v) considering and approving related party transactions; and (vi) establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. At each of its quarterly meetings, the audit committee receives reports from our director of internal audit regarding significant audit findings during the quarter and management’s responses thereto. In addition, the committee regularly receives reports from our enterprise risk and resilience group, which is responsible for Fiserv’s enterprise risk management program that encompasses our business continuity planning, incident management, risk assessment, operational regulatory compliance, insurance, and information security across all Fiserv businesses and support functions.

In addition, our compensation committee regularly receives reports from our human resources department and our senior management about our compensation programs and policies to enable it to oversee management’s administration of compensation-related risks. The nominating and corporate governance committee also works closely with our general counsel and the members of the board to seek to manage risks associated with the independence of the directors, conflicts of interest, and other corporate governance related matters.

Communications with the Board of Directors

Shareholders may communicate with our board of directors or individual directors by submitting communications in writing to us at 255 Fiserv Drive, Brookfield, Wisconsin 53045, Attention: Charles W. Sprague, Executive Vice President, General Counsel and Secretary. Communications will be delivered directly to our board of directors or individual directors, as applicable.

Review, Approval or Ratification of Transactions with Related Persons

Our board of directors has adopted a written policy that requires all related person transactions be reviewed and approved by: the audit committee of the board of directors; or, if the audit committee is not able to review the transaction for any reason (e.g., if a majority of its members are interested in a transaction), a majority of the disinterested members of the board; or, if the transaction involves the compensation of an executive officer or director, the compensation committee of the board of directors. The policy also provides that, at least annually, each ongoing, previously approved related person transaction is to be reviewed by the body that originally approved the transaction: to ensure that it is being pursued in accordance with all of the understandings and commitments made at the time that it was previously approved; to ensure that the commitments being made with respect to such transaction are appropriately reviewed and documented; and to reaffirm the continuing desirability of and need for the related person arrangement.

A related person transaction is a transaction in which we are proposed to be a participant and in which a related person may have a direct or indirect material interest. Our policy adopts the definition of a related person contained in Item 404(a) of Regulation S-K and applies to our directors and executive officers, immediate family members of our directors and executive officers, security holders who beneficially own five percent or more of any class of our outstanding voting securities, an immediate family member of any significant shareholder, and any entity that is owned or controlled by any of the foregoing.

The audit committee (or, as applicable, the board of directors or the compensation committee) will consider all relevant factors with respect to a proposed related person transaction, and will only approve such a transaction if the audit committee determines that the transaction is in our and our shareholders’ best interests or, if an alternate standard of review is imposed by applicable laws, statutes, governing documents or listing standards, if such alternate standard of review is satisfied.

Certain Relationships and Related Transactions

During 2009, Mr. Kight made personal use of a company-owned aircraft for which he reimbursed us for the aggregate incremental cost of such use. We calculate the aggregate incremental cost of such use based on a methodology that includes the cost of fuel, maintenance and repair expenses, pilot services, travel expenses and other variable costs associated with personal use. Because the company-owned aircraft is used primarily for business travel, the methodology excludes fixed costs that do not change based on usage, including pilot salaries, the lease costs of the aircraft and the cost of maintenance unrelated to personal travel. Mr. Kight reimbursed us $247,250 for such use in 2009. The audit committee of the board of directors has reviewed and approved Mr. Kight’s personal use of the aircraft.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. These Section 16 reporting persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16 forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from Section 16 reporting persons, we believe that, during our fiscal year ended December 31, 2009, all Section 16 reporting persons complied with all applicable filing requirements, except that, on July 2, 2009, Messrs. Kearney, O’Leary, Renwick and Simons and Ms. Robak each filed Form 4s to report the allocation of notional units to the reporting person’s non-employee director deferred compensation plan account at the end of each quarter in 2008 and, other than Ms. Robak, the first quarter of 2009.

AUDIT FEES

Independent Registered Public Accounting Firm and Fees

The following table presents the aggregate fees billed by Deloitte & Touche LLP and related entities for services provided during 2008 and 2009. The audit committee has concluded that Deloitte & Touche LLP’s provision of the audit and permitted non-audit services described below is compatible with Deloitte & Touche LLP maintaining its independence.

	2008	2009
Audit Fees	$2,648,000	$2,067,000
Audit-Related Fees	151,000	8,000
Tax Fees	243,000	540,000

Total	$3,042,000	$2,615,000

Audit Fees.    Audit fees are for professional services rendered by Deloitte & Touche LLP in connection with the audit of our annual financial statements, the review of financial statements included in our quarterly reports on Form 10-Q, our preparation of registration statements and foreign statutory audits.

Audit-Related Fees.    Audit-related fees are for professional services rendered by Deloitte & Touche LLP for employee benefit plan audits, service auditor reports, and accounting research and consultations.

Tax Fees.    Tax fees are principally for tax consultations and tax return preparation.

Pre-Approval Policy

In 2009, the audit committee pre-approved all services provided by our independent registered public accounting firm. The audit committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by its independent registered public accounting firm. Pursuant to these policies and procedures, the audit committee may form, and delegate authority to, a subcommittee consisting of one or more members to approve the provision of audit and permitted non-audit services. In such case, if the subcommittee approves any services, it is required to provide the full audit committee with a report regarding the services that it approved at the audit committee’s next scheduled meeting. In addition, the audit committee pre-approves particular services, subject to certain monetary limits, after the audit committee is presented with a schedule describing the services to be approved. The audit committee’s pre-approval policies do not permit the delegation of the audit committee’s responsibilities to management.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Discussion and Analysis portion of this proxy statement is designed to provide you with information regarding how we compensate our executive officers. Our discussion is organized as follows:

•	Background. This section discusses our business and the markets in which we operate to provide context for a better understanding of what we pay our executive officers.

•	Compensation Philosophy. This section describes our compensation philosophy.

•	Determining Compensation. This section explains how we determine compensation and discusses the roles of the parties involved in that process.

•	Structuring Compensation. This section discusses our compensation objectives, the components of compensation, and factors we consider in determining the mix of the compensation we pay.

•	2009 Named Executive Officer Compensation. This section discusses and analyzes the compensation paid to, or earned by, our named executive officers in 2009.

•

Other Compensation Policies.    This section describes additional compensation policies, including our securities trading policy, stock ownership requirements, disposition guidelines, compensation recoupment policy, equity award grant practices, and policy on deductibility of compensation.

•	Employment and Other Agreements with Executive Officers. This section contains a description of the material terms of our agreements with the named executive officers.

Background

Our mission is to provide integrated technology and services solutions to enable best-in-class results for our clients. We are pursuing this goal by implementing a strategy focused on new product and service development, improved cost effectiveness of services, aggressive solicitation of new clients and strategic acquisitions and divestitures. We face significant competition from domestic and international companies that are aggressive and well financed. Our industry is characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. In order to implement our strategic plan, which we refer to as “Fiserv 2.0,” we need to assemble and maintain a leadership team with the integrity, skills and dedication to execute our initiatives. We believe that our executive officer compensation program can be used to help us meet this challenge. Notwithstanding the current challenges in the global economy, we delivered adjusted earnings per share from continuing operations of $3.66 per share in 2009 compared to $3.33 per share in 2008, an increase of 10%, and cash flow from operations of $850 million in 2009 compared to $766 million in 2008, an increase of 11%. We also enhanced our level of competitive differentiation through innovation and integration. Executive officer compensation for 2009 was paid or awarded in the context of this solid operating performance.

Compensation Philosophy

Our executive officers are critical to our long-term success; therefore, we need to be competitive not only in our products and services but also in the quality of our executive officers. Accordingly, we seek to pay our executive officers at levels that are competitive with other employers who compete with us for talent, both within and outside of our industry. We also seek to structure our compensation plans in a manner that is understandable to our shareholders and that is consistent with good corporate governance practices. We consider affordability of compensation within our business plans as a factor in determining pay levels and seek to use tax effective forms of compensation.

Consistent with Fiserv’s “pay for performance” philosophy, the compensation committee sets executive officer base salaries at a level that is comparable to the 50th percentile of our peers and provides for annual cash and equity incentives at a level comparable to the 50th percentile of our peers for median performance with an opportunity for 75th percentile compensation for superior performance. We believe this structure provides incentives for our executive officers to strive for outstanding results, which we expect will translate into long-term value for our shareholders. This design is balanced by below median market compensation when company performance does not meet pre-established goals.

Determining Compensation

The Compensation Committee’s Role

The compensation committee of the board of directors is responsible for overseeing executive officer compensation. The board of directors determines the membership of the compensation committee, which currently consists of three directors, each of whom is a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and “independent” as defined by applicable NASDAQ Marketplace Rules. The compensation committee operates under a written charter that identifies its responsibilities which include: approval of compensation policies and employee benefit plans; approval of executive officer compensation; administration of our equity incentive plans including compliance with executive share ownership requirements; review of shareholder proposals related to compensation matters; review of our severance policies; and consultation with management regarding employee compensation generally. The committee and the board review and, if necessary, update the committee’s charter from time to time. The committee meets at scheduled times during the year, and it also considers and takes action by written consent from time to time. The chairman of the committee reports on committee activities and recommendations to the full board at each board meeting. At the beginning of each year, the compensation committee approves the cash and equity incentive awards for executive officers and establishes the objective performance goal or goals to be achieved for the year. The committee regularly meets in executive session without members of management present.

Consultants’ Role

Although the committee did not engage or meet with a compensation consultant in 2009, it requested that management conduct a review of executive officer compensation and formulate recommendations to the committee regarding the design of our compensation program consistent with our pay for performance philosophy. To assist in this analysis, management engaged Towers Perrin for compensation consulting and data services. Management presented its recommendations to the committee in early 2009.

Management’s Role

Our chief executive officer makes recommendations to our compensation committee concerning the compensation of our other named executive officers. Our chief executive officer’s recommendations relate only to the compensation of our other named executive officers, although performance measures, targets or similar items included in his recommendations apply generally to all of our named executive officers. Our chief executive officer does not attend the portion of any compensation committee meeting during which the committee discusses matters related specifically to his compensation. When formulating recommendations to the compensation committee regarding the compensation of a group president, for example, our chief executive officer considers, among other matters, the group’s net operating profit and revenue. He may also review the market data and other information which compensation consultants provide to management. Our chief executive officer annually completes a self-appraisal of his performance. For 2009, his self-appraisal focused on the following areas: communication and positioning; financial performance and capital allocation; organization effectiveness and culture; board collaboration; leadership; and strategic progress. This appraisal is considered by the committee in its annual review of our chief executive officer’s performance and compensation.

Tally Sheets

The compensation committee reviews executive officer compensation tally sheets each year. These summaries set forth the dollar amount of all components of each named executive officer’s compensation, including base salary, annual target cash incentive compensation, annual target equity incentive compensation, value of unvested equity, potential severance, and employer contributions to 401(k) savings plans, allowing the committee to see what an executive officer’s total compensation is and how a potential change to an element of our compensation program would affect an executive officer’s overall compensation.

Structuring Compensation

Compensation Objectives

The goal of our executive compensation program is the same as our goal for operating our company: to create value for our shareholders. To this end, we designed our compensation program to reward our executive officers for sustained financial and operating performance and leadership excellence, to align their interests with those of our shareholders and to encourage them to remain with the company for long and productive careers. We compensate our executive officers in a manner that is designed to achieve one or more of our performance, alignment or retention objectives.

Components of Compensation

The elements of compensation that we provided to our named executive officers for 2009 were base salary, annual cash incentive awards and equity incentive awards:

	Elements	Description

Short-Term Compensation	Base Salary	• Fixed annual amount • Not subject to performance risk • Provides a level of income security • Used to determine pay-based benefits and target annual incentive awards

	Annual Cash Incentive	• Annual cash award based on achievement of performance objectives

Long-Term Compensation	Stock Options and Restricted Stock Units	• Equity grants that vest over a period of several years

Base Salary

We provide base salary to compensate an executive officer for his or her regular work. When determining base salaries, the compensation committee considers: market data; company, business unit and individual performance; experience; internal pay equity; promotions; and, except in the case of the base salary of our chief executive officer, the recommendations of our chief executive officer. The committee may vary the amount of base salary for a number of reasons, including an executive officer’s position and responsibilities, our business needs, the tenure of an executive officer, individual performance, and an executive officer’s future potential.

Cash Incentive Award

We believe it is important to provide annual cash incentives to motivate our executive officers to attain specific short-term performance objectives that, in turn, further our achievement of long-term objectives. We seek to offer cash awards in large enough proportion to base salary to ensure that a significant portion of each executive officer’s cash compensation is “at risk” and payable only upon the achievement of defined objectives. Our compensation committee annually determines the performance goals for and potential amounts of our cash incentive awards.

Equity Incentive Award

We provide compensation in the form of stock options to our named executive officers because we believe they further align our named executive officers’ interests with those of our shareholders. Stock options are inherently performance-based because they deliver compensation to an executive officer only if our stock price increases over the term of the award. We also provide compensation in the form of time-vesting restricted stock units, which are units that are settled in shares of common stock upon vesting. We believe restricted stock units serve as a strong reward and retention device, encouraging our executive officers to stay with the company until the restricted stock units vest. We believe that providing combined grants of stock options and restricted stock units effectively balances our objective of focusing our executive officers on delivering long-term value to our shareholders with our objective of providing value to executive officers.

The compensation committee determines the mix of options and restricted stock units each year that it believes best achieves this balance. The equity mix reflected in our long-term incentives is consistent with our objective of emphasizing performance-based compensation and we believe it provides appropriate alignment of our executive officers’ economic interests with the interests of our shareholders. When making equity award decisions, we do not consider existing stock ownership levels because we do not want to discourage executive officers from holding significant amounts of our common stock. Equity awards support our objective of aligning our executive officers’ interest with those of our shareholders by tying the value of this component of compensation to changes in shareholder value. We also do not review “wealth accumulation” analyses from prior equity awards when making current compensation decisions. If the value of equity awards granted in prior years increases significantly in future years, we do not believe that this positive development should negatively impact current compensation decisions.

Mix of Compensation Components

We believe that the mix of compensation that we pay helps us to achieve our compensation objectives.

Fixed and variable compensation	We seek to increase the percentage of total pay that is “at risk” as executive officers move to greater levels of responsibility, with direct impact on company results.

Short-term and long-term focus	We seek to create incentives to achieve near-term goals by providing annual cash incentives, which are based on annual performance measures. We seek to create incentives to achieve long-term goals by granting equity awards with multi-year vesting periods, the ultimate value of which depends on our share price. These awards promote retention and further align the interests of our executive officers and shareholders.

Cash and equity compensation	We believe that executive officers in positions that more directly affect corporate performance should have as their main priority profitably growing the company. Accordingly, we generally structure the target compensation of these executive officers so that they receive a significant portion of their compensation in the form of equity. Using equity in this manner further aligns executive officers’ interests with those of our shareholders, encourages retention, and rewards our executive officers if we succeed.

Peer Group

Consistent with Fiserv’s “pay for performance” philosophy, the compensation committee strives to set executive officer base salaries at a level that is comparable to the 50th percentile of our peers and provides for annual cash and equity incentives at a level comparable to the 50th percentile of our peers for median performance with an opportunity for 75th percentile compensation for superior performance. To determine peer group compensation for an executive officer, the committee reviewed publicly available proxy and survey data regarding comparable executive officer positions and the compensation paid to our other executive officers in light of their relative functional responsibilities and experience. Notwithstanding the use of benchmarking as a tool to set compensation, comparison data only provides a context for the decisions that the compensation committee makes. The committee also considers, among other matters, market trends in executive compensation and the percentage that each component of compensation comprises of an executive officer’s total compensation. The peer group that we used for 2009 is set forth below:

Alliance Data Systems Corporation	Fidelity National Information Services, Inc.	Total System Services, Inc.
Automatic Data Processing, Inc.	Intuit Inc.	Unisys Corporation
Convergys Corporation	Jack Henry & Associates, Inc.	Visa Inc.
DST Systems, Inc.	MasterCard Incorporated	The Western Union Company
The Dun & Bradstreet Corporation	Metavante Technologies, Inc.
Equifax Inc.	Paychex, Inc.

We believe our peer group is comprised of companies directly comparable to ours based on our industry, company size and competition for managerial talent. In this regard, we include: companies that directly compete with us in our primary businesses; companies with similar business models in similar industries because they reflect the complexities inherent in managing an organization with multiple business lines and revenue sources;

other publicly traded business-to-business, service-based companies that are of similar size based primarily on annual revenue and market capitalization; and companies that compete with us for managerial talent.

Other Elements of Compensation

Retirement Savings Plan and Health and Welfare Benefits

The fundamental objective of our welfare benefit plans is to protect the basic welfare of our employees and to provide adequate security to them in the event of personal injury, illness, death or retirement. We provide subsidized health and welfare benefits which include medical, dental, life and accidental death or dismemberment insurance, disability insurance and paid time off. Executive officers are entitled to participate in our health, welfare and 401(k) savings plans on generally the same terms and conditions as other employees, subject to limitations under applicable law. We maintain supplemental long-term disability coverage for executive officers and other employees with cash compensation of $200,000 or more. We do not provide a separate pension program, supplemental executive retirement plan or other post-retirement payments to executive officers.

Fiserv associates, including executive officers, are immediately eligible for matching contributions under our 401(k) savings plan. Our matching contributions are capped at 3% of annual cash compensation and vest after the first two calendar years in which the employee is credited with 1,000 hours of service. For 2009, subject to a minimum 2% employee contribution and the attainment of 1,000 hours of service, we also made a discretionary profit sharing contribution.

Employee Stock Purchase Plan

We maintain a tax-qualified employee stock purchase plan that is generally available to all employees, including executive officers, which allows employees to acquire our common stock at a discounted price on an after-tax basis. This plan allows employees to buy our common stock at a 15% discount to the market price with up to 10% of their salary and incentives (subject to IRS limits), with the objective of allowing employees to benefit when the value of our stock increases over time. Under applicable tax law, no plan participant may purchase more than $25,000 in market value of our stock under this plan in any calendar year.

Post-Employment Benefits

We provide severance and change-in-control protections to our named executive officers through key executive employment and severance agreements, or “KEESAs,” and, in the case of Messrs. Yabuki, Olsen and Warsop, employment agreements. We discuss the purposes and terms of the KEESAs and other arrangements with our named executive officers below under the heading “Employment and Other Agreements with Executive Officers.”

Perquisites

We generally do not provide personal-benefit perquisites to our named executive officers. However, prior to acquiring CheckFree in 2007, Mr. Kight, CheckFree’s chairman and chief executive officer, used a company-owned aircraft for business and, from time to time, for personal purposes. Following our acquisition of CheckFree, he has continued to use the aircraft for both purposes, provided that he reimburses us for the aggregate incremental cost of any personal use. See “Corporate Governance – Certain Relationships and Related Transactions” in this proxy statement for information regarding the amount which Mr. Kight reimbursed us in 2009.

2009 Named Executive Officer Compensation

Base Salaries

We have not increased the base salary of our chief executive officer in the last four years or our chief financial officer in the last three years. In addition, the base salaries of Messrs. Kight and Warsop remained unchanged in 2009 compared to 2008. Mr. Olsen’s base salary was increased in 2009 to reflect the additional responsibilities he assumed as a group president.

Cash Incentive Awards

Messrs. Yabuki, Hirsch and Kight

The cash incentive payments to Messrs. Yabuki, Hirsch and Kight for 2009 were based: 75% on adjusted earnings per share from continuing operations, which we refer to as “adjusted earnings per share” and which is calculated as earnings per share in accordance with generally accepted accounting principles excluding amortization of acquisition-related intangible assets, merger costs and other adjustments, severance costs, and a positive tax settlement; and 25% on adjusted internal revenue growth, which we refer to as “adjusted internal revenue growth” and which is measured as the increase in adjusted revenues for the current period less “acquired revenue from acquisitions” divided by adjusted revenues from the prior year period plus “acquired revenue from acquisitions.” Adjusted revenues is calculated as total revenues in accordance with generally accepted accounting principles on a constant currency basis excluding output solutions postage reimbursements and revenues generated by Fiserv Insurance, as to which we sold our majority interest during 2008. We use adjusted earnings per share as a performance measure because we believe that there is a direct correlation between the increase in earnings per share and shareholder value. We use adjusted internal revenue growth because we believe that it is important to encourage long-term revenue growth without regard for acquisitions.

The adjusted earnings per share and adjusted internal revenue growth for 2009 were $3.66 and negative 0.8%, respectively. For 2009, the threshold, target, maximum and actual payouts for Messrs. Yabuki, Hirsch and Kight were as follows:

Cash Incentive Award	Threshold	Target	Maximum	Actual Award
Adjusted Earnings Per Share (75%)	$3.49	$3.69	$3.85 or more
Adjusted Internal Revenue Growth (25%)	0%	2%	7% or more
Cash Incentive Award (as a % of base salary)
J. Yabuki	63%	125%	250%	87%
T. Hirsch	40%	80%	160%	56%
P. Kight	55%	110%	220%	76%

Messrs. Olsen and Warsop

The cash incentive payments to Messrs. Olsen and Warsop for 2009 were based 25% on achievement of adjusted earnings per share and 75% on achievement of group operating performance targets (adjusted group net operating profit and adjusted group internal revenue) and achievement of individual management objectives, including strategic progress, client satisfaction, and organizational and product integration. Adjusted earnings per share and adjusted internal revenue, both group and corporate, are calculated in the same manner described above for the other named executive officers. Adjusted group net operating profit is considered because we believe it is important to increase operating income and earnings per share. It is calculated as total revenue minus total operating expense, including a cost of capital charge. This measure excludes capitalization of internally generated software, intangible amortization, and interest income (expense) and is adjusted for the other items described in the calculation of adjusted earnings per share. The committee considers company-wide performance measures because Messrs. Olsen and Warsop have the ability to significantly impact these results. The committee also considers group-level results because it believes that they are most relevant to, and can be most directly influenced by, Messrs. Olsen and Warsop. For 2009, the threshold, target, maximum and actual payouts for Messrs. Olsen and Warsop were as follows:

	Percent of Base Salary (%)
Cash Incentive Award	Threshold	Target	Maximum	Actual Award
S. Olsen	50	100	200	78
T. Warsop	50	100	200	72

The adjusted earnings per share threshold, target and maximum goals for Messrs. Olsen and Warsop were set at the same levels as set forth above for the other named executive officers. With respect to adjusted group net operating profit and adjusted group internal revenue, we set the performance goal levels for these officers, just as we do for our other executive officers, such that we believed it would be unlikely that the top end of the range would be achieved, but it would be reasonably likely that the target would be achieved. Mr. Olsen joined Fiserv in connection with our acquisition of CheckFree at the end of 2007, and Mr. Warsop joined Fiserv in early 2007. Mr. Olsen earned less than his target cash incentive award in 2008 and 2009. In 2007, 2008 and 2009, Mr. Warsop earned less than his target cash incentive award. The cash incentive award payments described above are shown in the Summary Compensation Table.

Equity Incentive Awards

The committee established threshold, target and maximum values of total equity awards, comprised of stock options and restricted stock units, expressed as a percentage of base salary, which each named executive officer could receive. The target equity awards generally reflect the committee’s assessment of the level of an executive officer’s responsibilities within the company. On February 26, 2009, we made equity awards to our named executive officers based on the committee’s and board’s judgment of the prospective performance of our named executive officers, including with respect to leadership, overall performance and strategic alignment, and equity grants to executives serving in comparable positions at peer companies. The grant date fair value of the annual equity incentive awards, restricted stock units and options combined, as a percentage of base salary were as follows:

	Percent of Base Salary (%)
Equity Incentive Award	Threshold	Target	Maximum	Actual Award
J. Yabuki	327	476	625	497
T. Hirsch	120	160	200	182
P. Kight	120	160	240	200
S. Olsen	75	100	125	109
T. Warsop	75	100	125	106

Additional Compensation

In 2008, in addition to annual equity awards, we granted options with performance-based vesting criteria to, among others, our named executive officers other than Messrs. Kight and Olsen. These options vest in 2011 subject to our achievement of annual or cumulative cost synergy goals associated with our acquisition of CheckFree in 2007 and annual or cumulative internal revenue growth rates for 2008, 2009 and 2010. For 2009, the committee determined that we achieved the cost synergies goal but did not achieve the internal revenue growth goal. Accordingly, the named executive officers earned 23% of the maximum possible award for 2009. The earned portion of the award will vest and become exercisable on the date in 2011 when the compensation committee certifies whether the performance criteria for 2010 and the cumulative target performance criteria have been satisfied. These options have a ten year term and an exercise price of $54.21 per share.

Other Compensation Policies

Securities Trading Policy

We prohibit our executive officers from trading during certain periods at the end of each quarter until after we disclose our financial and operating results. We may impose additional restricted trading periods at any time if we believe trading by executive officers would not be appropriate because of developments that are, or could be, material. In addition, we require pre-clearance by our general counsel and our chief executive officer of all transactions by senior members of management and our board of directors.

Stock Ownership and Disposition Requirements

We believe that stock ownership by our executive officers is essential for aligning management’s long-term interests with those of our shareholders. To emphasize this principle, we maintain stock ownership requirements that dictate our executive officers to own, directly or indirectly, equity having a value of at least a specified multiple of their annual base salaries. All executive officers are expected to satisfy the stock ownership requirements within five years after they become subject to them with minimum attainment levels beginning at the end of the second year. All named executive officers are currently in compliance with the requirements. The minimum ownership requirement for our chief executive officer is five times his base salary and the minimum ownership requirement for our other executive officers is three times their respective base salaries.

For these purposes, ownership includes interests in restricted stock, restricted stock units, stock acquired through our employee stock purchase plan, and investments in our common stock through our 401(k) savings plan. Shares subject to options and unearned performance-based restricted stock units are not considered in determining whether the ownership requirement is met. We believe that these levels are sufficiently high to demonstrate a commitment to value creation, while satisfying our executive officers’ needs for portfolio diversification. If an executive officer does not achieve the required ownership level, our policy permits us to impose sanctions on the executive officer, including, for example, requiring the executive officer to retain all shares acquired on exercise of options, on vesting of restricted stock units or on lapsing of restrictions on restricted stock, or granting all annual incentive compensation in the form of equity rather than cash.

We have also adopted restrictions regarding the number of shares that any director or executive officer may sell in a given year. The restrictions generally provide that an executive officer or director may not, in any particular year, dispose of more than 10% of the shares he or she beneficially owns at the beginning of such year. Shares of our stock that are sold or withheld to pay the applicable option exercise prices or taxes associated with such exercises are not included when determining whether the relevant limitations are satisfied.

Compensation Recoupment Policy

In the event that we restate our financial results, we may recover all or a portion of the incentive awards that we paid or granted, or that vested, on the basis of such results. Recovery may be sought, in the discretion of the board, from any person who was serving as an executive officer of the company at the time the original results were published. Both cash and equity incentive awards are subject to recoupment. With respect to equity awards: (i) vested but unexercised options or similar awards may be immediately cancelled; (ii) unvested shares of restricted stock and restricted stock units may be immediately cancelled; (iii) shares issued upon vesting of restricted stock units or the lapse of restrictions on shares of restricted stock may be rescinded; and (iv) if the shares subject to any such award have been sold at the time of a restatement, an amount in cash equal to the value of the shares subject to the award on the date of vesting may be recovered. There is no time limit on our ability to recover such amounts, other than limits imposed by law; recoupment is available to us regardless of whether the individuals subject to recoupment are still employed by us when repayment is required; to the extent recoupment is sought, the board of directors may, in its discretion, seek to recover interest on amounts recovered and/or costs of collection; and we have the right to offset the repayment amount from any compensation owed by us to any executive officer. The independent members of our board of directors, or a committee thereof comprised solely of independent directors, are responsible for determining whether recoupment is appropriate and the specific amount, if any, to be recouped by us.

Equity Award Grant Practices

The compensation committee generally approves annual equity awards during its regularly-scheduled February meeting, after we issue our financial results for the prior year. In addition, in order to accommodate the need for periodic awards, such as in connection with newly hired employees, promotions or retention awards, the compensation committee delegates its authority to our chief executive officer to enable him to grant equity awards within certain parameters; provided that all grants to directors and executive officers are specifically approved by the compensation committee. Our approval process for making equity awards does not allow for discretion in selecting the timing of awards or specific grant dates. To this end:

•	equity awards to executive officers determined at the February compensation committee meeting are granted immediately after the board meeting following the committee meeting;

•	annual equity awards to non-employee directors are granted immediately following the annual meeting of shareholders;

•	equity awards to new employees or directors are granted on the date of commencement of service; and

•

equity awards that are not tied to a specific date (e.g., awards for retention or special recognition) are granted on the last calendar day of the month in which our chief executive officer approves the grant or on the date determined by the compensation committee.

Unless the compensation committee determines otherwise, the exercise price of all options to purchase shares of our common stock is equal to the closing market price of our common stock on the grant date.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our chief executive officer and each of the next four highest compensated executive officers. Certain performance-based compensation is not subject to the deduction limit. We seek to make cash and equity-based awards under our plans in a manner that is not subject to the limit imposed by Section 162(m). For example, our incentive compensation is paid pursuant to the Fiserv, Inc. 2007 Omnibus Incentive Plan (the “Incentive Plan”), which has been approved by our shareholders, one of the requirements under Section 162(m). In addition, in 2009, we entered into amendments to the employment agreements of Mr. Yabuki and Mr. Olsen in response to guidance by the Internal Revenue Service regarding the deductibility of compensation under Section 162(m) of the Internal Revenue Code. The purpose of the amendments is to ensure that we can deduct, for tax purposes, cash incentive payments made to Mr. Yabuki and Mr. Olsen pursuant to the Incentive Plan. Our compensation committee believes that we should use our best efforts to cause any compensation paid to executive officers to be deductible. However, in order to maintain flexibility in compensating our executive officers, it is not a policy of the committee that all executive compensation must be deductible.

Employment and Other Agreements with Executive Officers

Yabuki Employment Agreement

In 2005, we entered into an employment agreement with Mr. Yabuki that provides that, during the term of his employment, Mr. Yabuki will serve as a director and our president and chief executive officer. Under his employment agreement, as amended, Mr. Yabuki is entitled: (i) to receive an annual salary of at least $840,000; (ii) to participate in our executive incentive compensation plan with a target cash incentive award of not less than 125% of his base salary; (iii) to receive grants of options, restricted stock and/or other equity and long-term awards under our long-term incentive compensation program commensurate with his position; (iv) to receive up to four weeks of vacation; and (v) to participate in our group medical, dental and vision plans and programs, group life and disability insurance plans, 401(k) savings plan and other employee benefit plans and standard benefits as are generally made available to our executive officers. The agreement, as amended, is designed to comply with Section 409A and Section 162(m) of the Internal Revenue Code and requires, among other matters, a six-month delay in post-termination payments and benefits in the event that Mr. Yabuki is considered a “specified employee” within the meaning of Section 409A at the time of a qualifying termination. The agreement automatically renews for one year terms unless either party gives the other 90 days prior written notice of his or its desire to terminate the agreement. In the event of a conflict between his employment agreement and the terms of an equity award agreement, his employment agreement will control unless the equity award agreement provides a more favorable benefit.

We selected Mr. Yabuki to succeed our former chief executive officer after conducting a thorough search process. The terms of Mr. Yabuki’s employment agreement and KEESA resulted from an arm’s-length negotiation, and, as a result, we believe the terms reflect the current market terms for the leader of a company of our size in our industry.

Olsen and Warsop Employment Agreements

In 2006, we entered into an employment agreement with Mr. Warsop pursuant to which we agreed to employ him until one party provides the other with a notice of termination. Under his employment agreement, Mr. Warsop is entitled: (i) to receive an annual salary of at least $350,000; (ii) to participate in our executive incentive compensation plan; (iii) to participate in our executive long-term incentive compensation program; (iv) to receive a minimum of four weeks paid vacation; and (v) to participate in our employee benefit plans, welfare benefit plans, retirement plans and other fringe benefit plans generally in effect for our executive officers. The agreement, as amended, is designed to comply with Section 409A and Section 162(m) of the Internal Revenue Code and requires, among other matters, a six-month delay in post-termination payments and benefits in the event that Mr. Warsop is considered a “specified employee” within the meaning of Section 409A at the time of a qualifying termination. On January 2, 2007, pursuant to his employment agreement, we granted Mr. Warsop 15,000 stock options that vest 1/3 on each of the second, third and fourth anniversaries of the grant date, and 15,000 shares of restricted stock, all of which vest on the fourth anniversary of the grant date.

In 2007, we entered into an employment agreement with Mr. Olsen pursuant to which we agreed to employ him until one party provides the other with a notice of termination. Under his employment agreement, Mr. Olsen is entitled: (i) to receive an annual salary of at least $400,000; (ii) to participate in our executive incentive compensation plan; (iii) to participate in our executive long-term incentive compensation program; (iv) to receive a minimum of five weeks paid vacation; and (v) to participate in our employee benefit plans, welfare benefit plans, retirement plans and other fringe benefit plans generally in effect for our executive officers. The agreement, as amended, is designed to comply with Section 409A and Section 162(m) of the Internal Revenue Code and requires, among other matters, a six-month delay in post-termination payments and benefits in the event that Mr. Olsen is considered a “specified employee” within the meaning of Section 409A at the time of a qualifying termination. On December 10, 2007, pursuant to his employment agreement, we granted Mr. Olsen 19,098 stock options that vest 1/3 on each of the second, third and fourth anniversaries of the grant date, and

5,093 shares of restricted stock, that vest 1/3 on each of the second, third and fourth anniversaries of the grant date. Mr. Olsen’s employment agreement was amended in 2009 to ensure that we can deduct, in accordance with the requirements of Internal Revenue Code Section 162(m), cash incentive payments made to Mr. Olsen.

We selected Mr. Warsop after conducting a thorough search process and Mr. Olsen joined Fiserv in connection with our acquisition of CheckFree Corporation in 2007. The terms of Mr. Olsen’s and Mr. Warsop’s employment agreements and KEESAs resulted from arm’s-length negotiations, and, as a result, we believe the terms reflect the current market terms for a leader of a company of our size in our industry.

Kight Agreement

Mr. Kight resigned as our Vice Chairman on March 31, 2010. On the same day, we entered into an agreement with him pursuant to which we agreed to pay him $2,256,072 in exchange for a two year non-competition and non-solicitation agreement, the termination of our obligations under his employment and retention agreements, and a release pertaining to any claims associated with his employment by the company.

Key Executive Employment and Severance Agreements

We have entered into Key Executive Employment and Severance Agreements, or “KEESAs,” with our executive officers that provide for potential benefits in connection with a change in control. A complete discussion of the terms of the KEESAs, together with an estimate of the amounts potentially payable under each KEESA, appears below under the heading “Potential Payments Upon Termination or Change in Control.”

Our KEESAs provide for the amounts and types of benefits that we believe will enable us to keep our executive officers’ interests aligned with those of our shareholders in the event of a change in control by allowing them to concentrate on taking actions that are in the best interests of our shareholders without consideration of whether their actions may ultimately have an effect on the security of their employment. We believe these agreements will keep our executive officers focused on their performance, and not their personal financial situations, in the face of uncertain or difficult times or events beyond their control. We also intend the benefits to recognize past contributions by the executive officers if they are asked to leave, and to help to prevent the departure of key managers in connection with an anticipated or actual change in control. The KEESAs fulfill these purposes by generally providing for severance in the event of a qualifying termination following a change in control and vesting of outstanding equity awards upon a change in control. We believe these agreements provide for an equitable financial transition for an executive officer when an adverse change in his or her employment status is required as a result of certain unexpected corporate events. The committee selected the triggering events for benefits under the KEESAs based on its judgment that the change in control events described in the KEESAs are likely to result in the concerns described above. Based on our experience, the benefits afforded by the KEESAs are consistent with the types of benefits that senior executives expect. New executive officers have generally entered into KEESAs with the same economic terms as those provided since 2001, which is when we began to enter into KEESAs. Thus, benefits for new executive officers are generally consistent with those for executive officers with existing agreements. We believe that this helps us achieve compensation that is equitable among executive officers. The KEESAs require a six-month delay of post-termination payments and benefits in the event that the named executive officer is a “specified employee” within the meaning of Section 409A at the time of a qualifying termination in connection with a change in control of our company. Because these agreements have been entered into for the specific purposes described above, these arrangements do not affect the decisions we make with respect to annual or long-term compensation.

Compensation Committee Interlocks and Insider Participation

There are no compensation committee interlocks between us and other entities involving our executive officers and directors who serve as executive officers or directors of such other entities. During the last completed fiscal year, no member of the compensation committee was a current or former officer or employee.

Compensation Committee Report

The compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” contained in this proxy statement with management. Based on our review and the discussions with management, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2009.

Glenn M. Renwick, Chairman

Gerald J. Levy

Doyle R. Simons

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth in summary form the compensation of our chief executive officer, our chief financial officer and our next three highest paid executive officers (collectively, our “named executive officers”) for the year ended December 31, 2009.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Jeffery W. Yabuki President and Chief Executive Officer	2009 2008 2007	840,000 840,000 840,000	— — —		802,523 688,630 907,088	3,372,701 2,751,738 2,759,015	728,438 1,092,000 888,720	14,023 12,926 1,368,216	5,757,685 5,385,294 6,763,039

Thomas J. Hirsch Executive Vice President, Chief Financial Officer and Treasurer	2009 2008 2007	400,000 400,000 400,000	— — —		182,526 175,044 136,725	547,138 1,080,204 554,500	222,000 332,800 300,000	13,617 12,238 25,060	1,365,281 2,000,286 1,416,285

Peter J. Kight Vice Chairman	2009 2008	560,000 560,000	— —		280,025 250,017	839,430 720,122	427,350 640,600	13,651 6,900	2,120,456 2,177,639

Stephen E. Olsen Executive Vice President and Group President, Digital Payments	2009	450,000	—		245,026	244,838	351,001	13,713	1,304,578

Thomas W. Warsop, III Executive Vice President and Group President, Global Sales	2009 2008 2007	400,000 400,000 350,000	— — 600,000	(4)	212,515 245,497 786,300	212,362 768,154 312,900	286,600 250,000 100,000	13,421 22,126 30,555	1,124,898 1,685,777 2,179,755

(1)	Reflects the grant date fair value of the awards granted in the respective years under the Fiserv, Inc. 2007 Omnibus Incentive Plan and the Fiserv, Inc. Stock Option and Restricted Stock Plan. Information about the assumptions that we used to determine the fair value of equity awards is set forth in our Annual Report on Form 10-K in Note 7 to our Consolidated Financial Statements for the year ended December 31, 2009.

(2)	These non-equity incentive plan compensation payments were made pursuant to the Fiserv, Inc. 2007 Omnibus Incentive Plan for 2009 and 2008 and the Fiserv, Inc. Executive Incentive Compensation Plan for 2007. These awards were earned in the year listed and paid in the following year.

(3)	The amounts shown in this column for 2009, 2008 and 2007 include company matching and discretionary contributions under our 401(k) savings plan and company-paid premiums for insurance. The amounts shown for Mr. Yabuki and Mr. Warsop for 2007 include $30,555 and $1,309,453, respectively, of reimbursement for relocation expenses pursuant to the terms of his respective employment agreement.

(4)	Represents the $450,000 payment we made to Mr. Warsop pursuant to his employment agreement in connection with his commencement of employment and $150,000 of Mr. Warsop’s 2007 cash incentive award that we paid during 2007.

The material terms of Messrs. Yabuki’s, Kight’s, Olsen’s and Warsop’s agreements with the company are set forth above under the heading “Compensation Discussion and Analysis – Employment and Other Agreements with Executive Officers.” Mr. Hirsch does not have an employment agreement other than the KEESA, which, together with the estimated possible benefits payable thereunder, is discussed below.

GRANTS OF PLAN-BASED AWARDS IN 2009

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)
J. Yabuki		525,000	1,050,000	2,100,000
	2/26/09				24,512			802,523
	2/26/09					271,992	32.74	3,372,701
T. Hirsch		160,000	320,000	640,000
	2/26/09				5,575			182,526
	2/26/09					44,124	32.74	547,138
P. Kight		308,000	616,000	1,232,000
	2/26/09				8,553			280,025
	2/26/09					67,696	32.74	839,430
S. Olsen		225,000	450,000	900,000
	2/26/09				7,484			245,026
	2/26/09					19,745	32.74	244,838
T. Warsop		200,000	400,000	800,000
	2/26/09				6,491			212,515
	2/26/09					17,126	32.74	212,362

(1)	We granted all of the equity awards reported above pursuant to the Fiserv, Inc. 2007 Omnibus Incentive Plan. One-third of the restricted stock units vest on each of the second, third and fourth anniversaries of the grant date, and one-third of the stock options vest on each anniversary of the grant date. The options have an exercise price equal to the closing price of our common stock on the grant date and expire on the 10 year anniversary of the grant date.

(2)	The amounts in the table represent the grant date fair value of the awards. Information about the assumptions that we used to determine the grant fair value of the awards is set forth in our Annual Report on Form 10-K in Note 7 to our Consolidated Financial Statements for the year ended December 31, 2009.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)
J. Yabuki								53,801	(2)	2,608,272
				19,923	(3)	54.21	02/27/2018
	—	271,992	(4)			32.74	02/26/2019
	31,758	63,516	(5)			54.21	02/27/2018
	74,635	49,757	(6)			54.69	02/23/2017
	116,000	29,000	(7)			46.09	12/01/2015
	225,000	—				46.09	12/01/2015
T. Hirsch								18,092	(8)	877,100
				14,942	(3)	54.21	02/27/2018
	—	44,124	(4)			32.74	02/26/2019
	8,070	16,142	(5)			54.21	02/27/2018
	15,000	10,000	(6)			54.69	02/23/2017
	2,833	709	(9)			41.21	02/21/2016
	20,000	—				44.32	05/01/2016
	3,616	—				38.16	02/16/2015
	4,840	—				38.73	02/18/2014
	2,388	—				30.99	02/11/2013
	5,764	—				41.57	02/13/2012
	5,124	—				37.04	02/14/2011
	1,429	—				21.33	02/16/2010
P. Kight								13,165	(10)	638,239
	—	67,696	(4)			32.74	02/26/2019
	11,529	23,059	(5)			54.21	02/27/2018
	17,983	—				42.90	12/03/2017
	37,693	—				39.73	12/03/2017
S. Olsen								20,725	(11)	1,004,748
	—	19,745	(4)			32.74	02/26/2019
	4,612	9,224	(5)			54.21	02/27/2018
	6,366	12,732	(12)			54.98	12/10/2017
T. Warsop								27,336	(13)	1,325,249
				12,452	(3)	54.21	02/27/2018
	—	17,126	(4)			32.74	02/26/2019
	4,612	9,224	(5)			54.21	02/27/2018
	5,000	10,000	(14)			52.42	01/02/2017

(1)	The amounts in this column were calculated by multiplying the closing market price of our common stock on December 31, 2009 (the last day that NASDAQ was open for trading during our most recently completed fiscal year), $48.48, by the number of unvested shares.

(2)	Includes shares of restricted stock (16,586) and restricted stock units subject to vesting (37,215). The restrictions on 8,293 shares of restricted stock lapsed on February 23, 2010. The restrictions on the balance of the shares of restricted stock will lapse on February 23, 2011. 4,234 restricted stock units vested on February 27, 2010 and the remaining restricted stock units will vest as follows: 8,170 on February 26, 2011; 4,234 on February 27, 2011; 4,235 on February 27, 2012; and 8,171 on each of February 26, 2012 and 2013.

(3)	These options vest in 2011 subject to our achievement of cumulative cost synergy goals and annual or cumulative internal revenue growth rates for 2008, 2009 and 2010. In each of 2009, 2010 and 2011, a named executive officer could earn 10% and 23% of the maximum possible award upon certification by our compensation committee that the prior year’s internal revenue growth target and cumulative cost synergies target, respectively, was satisfied. If performance criteria is not satisfied for one or more years, but the committee determines that the cumulative three-year target has been satisfied, the named executive officer will earn an aggregate of 30% of the award upon such determination in the case of internal revenue growth and an aggregate of 70% of the award upon such determination in the case of cumulative cost synergies. In any event, a named executive officer may not earn more than 30% of the maximum award with respect to the achievement of internal revenue growth and may not earn more than 70% of the maximum award with respect to the achievement of cumulative cost synergies. The earned portion of the award will vest and become exercisable on the date in 2011 when the committee certifies whether the performance criteria for 2010 and the cumulative target performance criteria have been satisfied. For 2009, the committee determined that we achieved the cumulative cost synergies target but did not achieve the internal revenue growth target.

(4)	One-third of the options vest on each anniversary of the grant date, February 26, 2009.

(5)	One-third of the options vest on each anniversary of the grant date, February 27, 2008.

(6)	One-fifth of the options vested on the grant date, February 23, 2007, and one-fifth vest on each anniversary of the grant date.

(7)	One-fifth of the options vest on each anniversary of the grant date, December 1, 2005.

(8)	Includes shares of restricted stock (9,288) and restricted stock units subject to vesting (8,804). The restrictions on 6,552 shares of restricted stock lapsed on February 16, 2010, the restrictions on 236 shares of restricted stock lapsed on February 21, 2010, and the restrictions on 1,250 shares of restricted stock lapsed on February 23, 2010. The restrictions on the balance of the shares of restricted stock will lapse on February 23, 2011. 1,076 restricted stock units vested on February 27, 2010 and the remaining restricted stock units will vest as follows: 1,076 on February 27, 2011; 1,858 on each of February 26, 2011 and 2012; 1,077 on February 27, 2012; and 1,859 on February 26, 2013.

(9)	One-fifth of the options vested on the grant date, February 21, 2006, and one-fifth vest on each anniversary of the grant date.

(10)	Includes 1,537 of restricted stock units which vested on February 27, 2010 and an additional 11,628 which will vest as follows: 1,537 on February 27, 2011; 1,538 on February 27, 2012; and 2,851 on each of February 26, 2011, 2012 and 2013.

(11)	Includes shares of restricted stock (3,396) and restricted stock units subject to vesting (17,329). The restrictions on 1,698 shares of restricted stock will lapse on each of December 10, 2010 and 2011. 615 restricted stock units vested on February 27, 2010 and the remainder will vest as follows: 2,494 on February 26, 2011; 615 on each of February 27, 2011 and 2012; 8,000 on December 31, 2012; and 2,495 on each of February 26, 2012 and 2013.

(12)	One-third of the options vested on December 10, 2009 and the remainder will vest one-third on each of December 10, 2010 and 2011.

(13)

Includes shares of restricted stock (15,000) and restricted stock units subject to vesting (12,336). The restrictions on all of the shares of restricted stock will lapse on January 2, 2011. 615 restricted stock units vested on February 27, 2010 and the remaining restricted stock units will vest as follows: 2,163 on February 26, 2011; 615 on each of February 27, 2011 and 2012; 4,000 on December 31, 2012; and 2,164 on each of February 26, 2012 and 2013.

(14)	One-third of the options vested on each of January 2, 2009 and 2010. The balance of the options vest on January 2, 2011.

All of the agreements that govern equity awards contain provisions that provide for automatic vesting in the event that certain age and/or term of service requirements are achieved at the time of an executive officer’s retirement. If these requirements are met, the options may vest and the restrictions on the shares of restricted stock may lapse earlier than indicated in the table above.

OPTION EXERCISES AND STOCK VESTED DURING 2009

During our fiscal year ended December 31, 2009, the named executive officers below had restrictions with respect to shares of restricted stock held by them lapse. No named executive officers exercised options to purchase shares of our common stock during the year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
T. Hirsch	—	—	236	7,748
S. Olsen	—	—	1,697	79,233

(1)	The “Value Realized on Vesting” was calculated by multiplying the number of shares acquired on vesting times the market value of the shares on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In the discussion below, we describe potential payments to the named executive officers upon termination of employment or a change in control. The following descriptions of arrangements under which our named executive officers may become entitled to potential payments upon termination or change in control are qualified in their entirety by reference to the relevant agreements. The complete definitions of cause, good reason, disability and change in control are set forth in: Mr. Yabuki’s employment agreement and KEESA and Mr. Warsop’s employment agreement, which we filed with our Current Report on Form 8-K on December 23, 2008; the KEESAs for Messrs. Hirsch, Olsen and Warsop, a form of which we filed with our Current Report on Form 8-K on December 23, 2008; Mr. Olsen’s amended and restated employment agreement, which we filed with our Annual Report on Form 10-K for the year ended December 31, 2008; and the relevant stock option, restricted stock and restricted stock unit award agreements, forms of which we have filed with the Securities and Exchange Commission.

“Cause” under the agreements generally refers to specified types of serious misconduct that may harm our company. In some cases, executive officers have “good reason” to terminate their employment if we change in a negative manner their working conditions or position within our organization, if we modify their travel requirements, or if we breach the terms of the agreements. “Disability” under the agreements generally means physical or mental illness that causes the executive officer to become disabled to a degree as to be unable to perform substantially all of his duties for a continuous period of six months. The complete definitions may vary from agreement to agreement. Accordingly, the preceding summary description of the definitions is qualified by reference to the agreements themselves.

On March 31, 2010, we entered into an agreement with Mr. Kight pursuant to which we agreed to pay him $2,256,072 in exchange for a two year non-competition and non-solicitation agreement, the termination of our obligations under his employment and retention agreements, and a release pertaining to any claims associated with his employment by the company. Because this agreement addresses all of our remaining obligations to Mr. Kight, the balance of this discussion is focused on our continuing named executive officers.

Employment Agreements

Our employment agreements with Messrs. Yabuki, Olsen and Warsop provide for potential payments on certain terminations of employment. As described above under “Compensation Discussion and Analysis – Employment and Other Agreements with Executive Officers,” we amended these agreements in 2008 primarily to make changes required by Section 409A of the Internal Revenue Code. In addition, in 2009, we amended Mr. Yabuki’s and Mr. Olsen’s employment agreements in order to preserve the tax deductibility of incentive compensation under Internal Revenue Code 162(m).

Terms of Employment Agreement with Mr. Yabuki. We have the right to terminate Mr. Yabuki’s employment at any time. Under his employment agreement, if we terminate Mr. Yabuki’s employment or fail to renew the term of his employment other than for death, disability or cause, or Mr. Yabuki terminates his employment for good reason, he is entitled to receive (i) a lump sum payment equal to four and one-half times his current annual base salary, (ii) full vesting of all equity awards, as well as the right to exercise the stock options granted to him upon hire for two years, and all other stock options for not less than one year, following the date of termination of his employment, but in no event longer than ten years from the date of grant, or if earlier, the latest date the option could have been exercised had Mr. Yabuki remained employed, (iii) a lump sum payment equal to any cash incentive compensation that has been allocated or awarded, but not paid, to him for any period ending prior to his termination and (iv) reimbursement for COBRA or other health insurance premiums for up to two years following the date of his termination, or until Mr. Yabuki obtains health care coverage through subsequent employment, whichever is earlier.

If Mr. Yabuki’s employment is terminated for death or disability, he, or his estate as applicable, is entitled to receive full vesting of all equity and long-term awards and a lump sum payment equal to any cash incentive compensation that has been allocated or awarded, but not paid, to him for any period ending prior to his termination. Mr. Yabuki will also be entitled to receive an excise tax gross-up payment so that the net amount retained by Mr. Yabuki, after deduction of all applicable taxes and any interest, penalties or additions with respect thereto, equals the total present value of the payments to which Mr. Yabuki is entitled under his employment agreement or KEESA at the time such payments are to be made. If the benefits to Mr. Yabuki under his employment agreement are duplicative of benefits provided under his KEESA, his employment agreement provides that he will receive the most favorable benefits (determined on a benefit-by-benefit basis) under his KEESA or his employment agreement. Post-termination payments and benefits (other than payments to cover employment taxes due on such amounts) are subject to a six-month delay in the event that Mr. Yabuki is considered a “specified employee” within the meaning of Section 409A at the time of a qualifying termination. Mr. Yabuki’s employment agreement requires him to maintain the confidentiality of all confidential information he obtains concerning our company, unless otherwise required by law, during his employment and for 12 months after the termination of his employment, he agrees not to compete with us or solicit our clients or our employees.

Terms of Employment Agreements with Mr. Olsen and Mr. Warsop. We have the right to terminate Mr. Olsen’s or Mr. Warsop’s employment at any time. Under his respective employment agreement, if we terminate Mr. Olsen’s or Mr. Warsop’s employment other than for death, disability or cause, or if Mr. Olsen or Mr. Warsop terminates his employment because we breach his employment agreement, he is entitled to receive: (i) a lump sum payment equal to 12 months of salary, in the case of Mr. Warsop, or 24 months in the case of Mr. Olsen; (ii) in the case of Mr. Warsop, a lump sum payment equal to the smaller of $150,000 or the cash incentive award earned in the prior year; (iii) full vesting of the equity awards granted to him upon employment with us; (iv) the benefit of accelerated vesting for all other equity awards as if he had remained employed for an additional 12-month period; and (v) reimbursement of COBRA premiums for up to 12 months following the date of his termination. Post-termination payments and benefits are subject to a six-month delay in the event that either Mr. Olsen or Mr. Warsop is considered a “specified employee” within the meaning of Section 409A at the time of a qualifying termination. Each of Mr. Olsen and Mr. Warsop also agrees that he will not compete with us or solicit our clients or employees for a period of 12 months after termination of employment. Finally, during and following his employment, each of Mr. Warsop and Mr. Olsen agrees to hold in confidence our confidential information and proprietary data; and each agrees that if he breaches his employment agreement, we will be entitled to recover the value of any amounts we previously paid to him as a cash incentive award or long-term incentive award.

Key Executive Employment and Severance Agreements

General Benefits

We have entered into Key Executive Employment and Severance Agreements (“KEESAs”) with each of our named executive officers which specify the benefits that we will provide to each in the event that we experience a change in control while they are employed by us. Upon a change in control, all restrictions on restricted stock awards will lapse such that they become fully and immediately vested and all stock options and restricted stock units granted prior to the change in control will become fully and immediately vested. In addition, if we terminate them other than for death, disability or cause, or they resign for good reason, within three years following a change in control, then our named executive officers will be entitled to receive:

•

a cash termination payment equal to two times the sum of (i) their annual salary plus (ii) their highest annual cash incentive award during the three completed fiscal years before the change in control; or, in the case of Mr. Warsop, the greater of 60% of his annual salary at the time of the change in control or the highest annual cash incentive award during the two completed fiscal years before the change in control because he has not been employed by us for three or more years;

•

with respect to each incentive compensation award made to the named executive officer for all uncompleted periods as of the termination date, a cash payment equal to the value of such award pro rated through the termination date as if the goals with respect to such award had been achieved (at the target level, if applicable), which we refer to as the “Prorated Bonus;” and

•

continuation for up to three years of life, disability, hospitalization, medical and dental insurance coverage at our expense as in effect at the termination, in addition to certain other benefits related to securing other employment.

In the event their employment is terminated for death or disability within three years following a change in control, our named executive officers will be entitled to receive the prorated bonus under their KEESAs. If, within three years following a change in control, we terminate the employment of our named executive officers for any reason, or they resign or retire, our named executive officers (or their heirs or estate, as applicable) will also be entitled to receive: any unpaid base salary through the termination date; reimbursement of business expenses incurred through the termination date; any compensation previously deferred by the named executive officer; and the sum of any bonus or incentive compensation allocated or awarded but not yet paid. To comply with Section 409A, the KEESAs require a six-month delay of post-termination payments and benefits (other than payments to cover employment taxes due on such amounts) in the event that the named executive officer is a “specified employee” within the meaning of Section 409A at the time of a qualifying termination in connection with a change in control of our company.

Change in Control Defined

A “change in control” under the KEESAs generally will occur if: any person becomes the beneficial owner of securities representing 20% or more of our outstanding shares of common stock or combined voting power; specified changes occur to our incumbent board of directors; our shareholders approve a merger, consolidation or share exchange with any other corporation, or approve the issuance of voting securities in connection with a merger, consolidation or share exchange; or our shareholders approve a plan of complete liquidation or dissolution or an agreement for the sale or disposition of all or substantially all of our assets.

Excise Tax

The KEESAs, other than Mr. Yabuki’s, provide that if any portion of the benefits under the KEESAs or any other agreement to which they are a party would constitute an “excess parachute payment” for purposes of the Internal Revenue Code, then they will have the option to receive the total payments and pay the 20% excise tax imposed by the Internal Revenue Code, or have the total payments reduced such that they would not be required to pay the excise tax. Mr. Yabuki’s employment agreement provides for a tax gross-up payment so that the net amount retained by Mr. Yabuki, after deduction of all applicable taxes and any interest, penalties or additions with respect thereto, equals the total present value of the payments to which Mr. Yabuki is entitled under his employment agreement or his KEESA at the time such payments are to be made.

Non-Compete

Each named executive officer with a KEESA agrees that he will not, for a period of six months after the termination date, participate in the management of, be employed by or own any business enterprise at a location within the United States that substantially competes with us or our subsidiaries. In addition, during and following his employment, he will hold in confidence, and not directly or indirectly disclose, use or copy, our confidential information and proprietary data. Finally, he agrees that for a period of two years after the termination date, he will not hire or solicit for employment any person who is or was employed by us during the twelve months preceding his termination.

Equity Arrangements

Grants Made Prior to 2008

Equity award agreements for grants made prior to 2008 provide that, on the recipient’s death or disability, and/or if certain levels of years of service are met, a specified percentage of any then-unexercisable stock options will become exercisable by the recipient until the earlier of one year following the triggering event and the stock option expiration date. In addition, the individual restricted stock and restricted stock unit agreements for grants made prior to 2008 provide that, in the event of death or disability, and/or if certain levels of years of service are met, the restrictions on a specified percentage of restricted shares will lapse. Under the individual equity award agreements, unless our board of directors takes action for the continuation or assumption of the awards, upon a change in control all restrictions on restricted stock awards subject to the agreements will lapse such that they become fully and immediately vested and all stock options subject to the agreements will become fully and immediately vested. The individual equity award agreements require our named executive officers not to compete with us or solicit our employees or clients while employed by us or during the 12 months following the termination of their employment.

Grants Made in 2008 or After

Equity awards granted in 2008 or after are governed by our Fiserv, Inc. 2007 Omnibus Incentive Plan. Other than as described under “– Special Awards in 2008” below, equity award agreements under the Incentive Plan provide that, on a recipient’s death, disability or retirement, 100% of any then-unexercisable stock options will become exercisable by the recipient until the earlier of one year following the triggering event or the stock option expiration date. In addition, the restricted stock unit agreements generally provide for pro rata vesting in the event of death, disability or retirement. The equity award agreements require our named executive officers to maintain the confidentiality of our confidential information and not to compete with us or solicit our employees or clients while employed by us or during the 12 months following the termination of their employment. In the event the named executive officer breaches these obligations, we are entitled to recover the value of any amounts previously paid or payable or any shares or the value of any shares delivered pursuant to any of our programs, plans or arrangements.

Upon a change in control, the Incentive Plan provides that if a named executive officer has an employment, retention, change in control or similar agreement that discusses the effect of a change in control on his or her awards, then such agreement will control. Otherwise, the Incentive Plan provides that the successor or purchaser may assume the equity awards or provide substitute awards with similar terms and conditions; provided, that, if within 12 months following the change in control the named executive officer is terminated without cause or terminates his employment for good reason, the assumed equity award or such substitute award will become fully vested and exercisable and/or all restrictions on the award will lapse as of the time immediately prior to such termination of employment. In that case, the named executive officer has 90 days after the termination to exercise an option award unless a longer exercise period is applicable under the agreement, and the confidentiality, non-compete and non-solicit covenants in the equity award agreement will cease to apply. If the successor or purchaser does not assume the equity award or issue a replacement award, then immediately prior to the change in control, each equity award subject to the agreements will become fully vested and exercisable and/or all restrictions on the award will lapse.

Special Awards in 2008

In 2008, we awarded our named executive officers options with performance-based vesting criteria over a three-year period. These awards are governed by our Incentive Plan and provide that on the recipient’s death, disability or retirement prior to the end of the performance period, the earned portion of the award will vest and become exercisable and the remainder of the option award will be terminated. Otherwise, upon a termination event before the end of the performance period, these option awards terminate. The equity award agreements for these awards contain similar confidentiality, non-compete and non-solicit obligations and related provisions and similar change in control provisions as our general equity award agreements described above under “– Grants Made in 2008 or After.”

Cash Incentive Awards for 2009

Our Incentive Plan provides that upon a change in control, the successor or purchaser may assume the cash incentive awards to our named executive officers or provide substitute awards with similar terms and conditions. If the successor or purchaser in the change in control does not assume the cash incentive award or issue a replacement award, then any award earned but not yet paid will be paid to the named executive officer. If the cash incentive award is not yet earned, then the award will be canceled in exchange for a cash payment equal to the product of (1) the amount that would have been due under the canceled award as if the performance goals measured at the time of the change in control were achieved at the same rate through the end of the performance period, and (2) a fraction, the numerator of which is the number of whole months that have elapsed from the beginning of the performance period to the date of the change in control and the denominator of which is the number of whole months in the performance period.

Estimated Potential Payments

In the tables below, we estimate the maximum amount of compensation payable to each of our named executive officers assuming that the triggering event or events indicated occurred on December 31, 2009. In certain circumstances, our named executive officers could elect to have payments reduced to eliminate potential excise taxes; however, for purposes of the tables below, we have assumed that no such election has been made. Except for Mr. Yabuki, none of our named executive officers is entitled to receive a tax gross up payment. The amounts shown in the tables below rely on the following assumptions:

•	The amount shown in the table with respect to stock options is equal to the difference between the exercise price of the unvested options which would experience accelerated vesting, held by the named executive officer as of December 31, 2009 and $48.48, the closing price of our common stock on the last trading day of the calendar year.

•

The amount shown in the table with respect to restricted stock and restricted stock units is equal to the closing price of our common stock on the last trading day of the calendar year, $48.48, times the number of unvested shares of restricted stock and restricted stock units which would experience accelerated vesting, held by the named executive officer as of December 31, 2009.

•	The “Prorated Bonus” amounts reflect the named executive officer’s target cash incentive award for 2009 because we assume that the triggering event or events indicated occurred on December 31, 2009.

•

The amount shown for “Post-Employment Benefits” on a termination without cause or resignation for good reason following a change in control is the value of three years of continued benefits for the named executive officer and his immediate family, including medical, dental and life insurance. The amount shown for “COBRA Reimbursement” is, in the case of Mr. Yabuki, the value of two years of continued medical and dental coverage for Mr. Yabuki and his immediate family; and, in the case of Mr. Warsop or Mr. Olsen, the value of one year of such benefits. The value of the benefits is based on a number of assumptions, including the continued availability of these types of coverage at expected rates. Accordingly, the amount shown is only an estimate, and the actual amount payable by us may be greater or less than the amount shown.

•

The executive officers’ KEESAs provide that the named executive officers are entitled to receive outplacement services at a cost to us of not more than 10% of their respective annual base salaries. Accordingly, the amount shown for outplacement services is 10% of the executive officers’ respective base salaries for 2009.

•

The executive officers’ KEESAs provide that the named executive officers are entitled to receive reimbursement for certain fees and expenses, up to $15,000, paid to consultants and legal or accounting advisors in connection with the computation of benefits under the KEESAs. Accordingly, $15,000 is shown for advisor fees for each named executive officer.

Potential Payments on a Change in Control without Termination of Employment; Acceleration of Vesting

Name	Number of Option Shares Vested on Accelerated Basis (#)	Number of Restricted Shares and Units Vested on Accelerated Basis (#)	Value Realized ($)
J. Yabuki	451,159	53,801	$6,958,736
T. Hirsch	98,646	14,816	1,417,945
S. Olsen	41,701	20,725	1,315,535
T. Warsop	54,409	27,236	1,594,813

Potential Payment on a Termination of Employment

Mr. Yabuki

Benefits and Payments	Death or Disability (Employment Agreement)	Resignation For Good Reason or Termination Without Cause (Employment Agreement)	Resignation For Good Reason or Termination Without Cause Following Change in Control (KEESA)
Compensation:
Base Salary		$3,780,000	$1,680,000
Cash Incentive Award			2,184,000
Prorated Bonus	$1,050,000	1,050,000	1,050,000
Stock Options:
Unvested and Accelerated	4,350,463	4,350,463	4,350,463
Restricted Stock and Restricted Stock Units:
Unvested and Accelerated	2,608,273	2,608,273	2,608,273
Benefits:
COBRA Reimbursement		32,990
Post-Employment Benefits			89,077
Tax Gross-Up
Outplacement Services			84,000
Advisor Fees			15,000
Total	$8,008,736	$11,821,726	$12,060,813

Mr. Hirsch

Benefits and Payments	Death or Disability Prior to Change in Control (Equity Award Agreements)	Death or Disability Following Change in Control (KEESA)	Resignation For Good Reason or Termination Without Cause Following Change in Control (KEESA)
Compensation:
Base Salary			$800,000
Cash Incentive Award			665,600
Prorated Bonus		$320,000	320,000
Stock Options:
Unvested and Accelerated	$699,666	699,666	699,666
Restricted Stock and Restricted Stock Units:
Unvested and Accelerated	288,032	718,279	718,279
Benefits:
Post-Employment Benefits			74,065
Outplacement Services			40,000
Advisor Fees			15,000
Total	$987,698	$1,737,945	$3,332,610

Mr. Olsen

Benefits and Payments	Death or Disability Prior to Change in Control (Equity Award Agreements)	Breach of Employment Agreement or Termination Without Cause (Employment Agreement)	Death or Disability Following Change in Control (KEESA)	Resignation For Good Reason or Termination Without Cause Following Change in Control (KEESA)
Compensation:
Base Salary		$900,000		$900,000
Cash Incentive Award				642,400
Prorated Bonus			450,000	450,000
Stock Options:
Unvested and Accelerated	$310,787	103,585	310,787	310,787
Restricted Stock and Restricted Stock Units:
Unvested and Accelerated	$283,959	194,453	1,004,748	1,004,748
Benefits:
COBRA Reimbursement		13,773
Post-Employment Benefits				80,913
Outplacement Services				45,000
Advisor fees				15,000
Total	$594,746	$1,211,811	$1,765,535	$3,448,848

Mr. Warsop

Benefits and Payments	Death or Disability Prior to Change in Control (Equity Award Agreements)	Breach of Employment Agreement or Termination Without Cause (Employment Agreement)	Death or Disability Following Change in Control (KEESA)	Resignation For Good Reason or Termination Without Cause Following Change in Control (KEESA)
Compensation:
Base Salary		$400,000		$800,000
Cash Incentive Award		150,000		500,000
Prorated Bonus			$400,000	400,000
Stock Options:
Unvested and Accelerated	$269,564	89,844	269,564	269,564
Restricted Stock and Restricted Stock Units:
Unvested and Accelerated	616,241	757,015	1,325,249	1,325,249
Benefits:
COBRA Reimbursement		13,773
Post-Employment Benefits				69,888
Outplacement Services				40,000
Advisor fees				15,000
Total	$885,805	$1,410,632	$1,994,813	$3,419,701

COMPENSATION OF DIRECTORS

Compensation of Directors

The compensation committee of the board of directors is responsible for making recommendations to the board regarding director compensation. When considering the fees and equity awards that we provide to non-employee directors for service on the board, the committee reviews our financial performance and general market conditions.

Objectives for Director Compensation

Quality non-employee directors are critical to our success. We believe that the two primary duties of non-employee directors are to effectively represent the long-term interests of our shareholders and to provide guidance to management. As such, our compensation program for non-employee directors is designed to meet several key objectives:

•	Adequately compensate directors for their responsibilities and time commitments and for the personal liabilities and risks that they face as directors of a public company;

•	Attract the highest caliber non-employee directors by offering a compensation program consistent with those at companies of similar size, complexity and business character;

•	Align the interests of directors with our shareholders by providing a significant portion of compensation in equity, and requiring directors to own our stock;

•	Provide compensation that is simple and transparent to shareholders and reflects corporate governance best practices; and

•	Where possible, provide flexibility in form and timing of payments.

2009 Director Compensation

We regularly review competitive market information pertaining to non-employee director compensation, including publicly available studies conducted by Towers Perrin, RiskMetrics and F.W. Cook. We believe that the following components of our director compensation program support the objectives above:

•

We provide cash compensation through retainers for board and committee service, as well as separate retainers to the chairpersons of our board committees. We do not provide board and committee meeting fees. Compensation in this manner simplifies the administration of our program and creates greater equality in rewarding service on committees of the board. The committee and committee chair retainers compensate directors for the additional responsibilities and time commitments involved with those positions.

•

To compensate the Chairman for his involvement in board and committee matters, he receives an annual cash retainer of $100,000. The Chairman also receives equity grants in the same manner as the other non-employee directors.

•

Non-employee directors receive grants of stock options and restricted stock units which vest 100% on the earlier of (i) the first anniversary of the grant date or (ii) immediately prior to the first annual meeting of shareholders following the grant date.

•	Our stock ownership guidelines require non-employee directors to own shares of our common stock having a total value equal to five times the annual retainer amount.

•

In order to provide greater flexibility in managing their compensation, we maintain a non-employee director deferred compensation plan. This plan allows directors to defer all or a part of their cash retainers until their service on the board ends. Funds in deferred accounts are invested in hypothetical shares of our common stock. We denominate these deferred payments in shares of our common stock to promote alignment between director compensation and the interest of our shareholders.

•

Non-employee directors may also defer receipt of the restricted stock units granted to them annually. Restricted stock units are hypothetical shares of our common stock that are settled in shares of common stock on a one-for-one basis upon vesting, subject to any deferral elections. Directors may defer receipt of shares issuable pursuant to the restricted stock units until their service on the board ends.

Our non-employee director compensation program is summarized below:

Element of Compensation	2009
Board Retainer	$60,000

Chairman’s Retainer(1)	100,000

Committee Retainer
Audit	12,000
Compensation	10,000
Nominating and Corporate Governance	10,000

Committee Chair Retainer
Audit	7,500
Compensation	7,500
Nominating and Corporate Governance	7,500

Equity Awards(2)
Stock Options	60,000
Restricted Units	60,000

(1)	The Chairman’s retainer includes, and is not in addition to, the standard board retainer.

(2)	Upon being elected or continuing as a director at our annual meeting of shareholders, each non-employee director receives stock options and restricted stock units each having approximately $60,000 in value.

2009 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
Donald F. Dillon(3)	100,000	60,040	59,962	220,002
Daniel P. Kearney (4)	82,000	60,040	59,962	202,002
Gerald J. Levy(5)	80,000	60,040	59,962	200,002
Denis J. O’Leary(6)	72,000	60,040	59,962	192,002
Glenn M. Renwick(7)	77,500	60,040	59,962	197,502
Kim M. Robak(8)	77,500	60,040	59,962	197,502
Doyle R. Simons(9)	70,000	60,040	59,962	190,002
Thomas C. Wertheimer(10)	79,500	60,040	59,962	199,502

(1)	The amounts in this column include the following cash retainer amounts deferred under our non-employee director deferred compensation plan, a non-qualified defined contribution plan: Mr. Kearney ($82,000); Mr. O’Leary ($72,000); Mr. Renwick ($77,500); and Mr. Simons ($70,000).

(2)	We granted each incumbent non-employee director a number of restricted stock units determined by dividing $60,000 by $41.35, the closing price of our common stock on May 20, 2009, the date of grant. Accordingly, each incumbent non-employee director received 1,452 restricted stock units. We also granted each incumbent non-employee director a number of stock options determined by dividing $60,000 by a binomial valuation of an option of one share of our common stock on the grant date. Accordingly, we granted an option to purchase up to 3,829 shares of our common stock at an exercise price of $41.35 to each non-employee director.

The restricted stock units vest 100% on the earlier of the first anniversary of the grant date or immediately prior to the first annual meeting of shareholders following the grant date. The options vest 100% on the earlier of the first anniversary of the grant date or immediately prior to the first annual meeting of shareholders following the grant date. The dollar amount shown in the table is the grant date fair value of the award. Information about the assumptions that we used to determine the fair value of equity awards is set forth in our Annual Report on Form 10-K in Note 7 to our Consolidated Financial Statements for the year ended December 31, 2009.

(3)	As of December 31, 2009, Mr. Dillon held 702,186 options to purchase shares of our common stock, 694,915 of which were vested, and 2,514 shares of restricted stock and restricted stock units.

(4)	As of December 31, 2009, Mr. Kearney held 34,149 options to purchase shares of our common stock, 27,563 of which were vested, 2,514 shares of restricted stock and restricted stock units, and 3,733 shares eligible for issuance pursuant to the non-employee director deferred compensation plan.

(5)	As of December 31, 2009, Mr. Levy held 38,371 options to purchase shares of our common stock, 31,100 of which were vested, and 2,514 shares of restricted stock and restricted stock units.

(6)	As of December 31, 2009, Mr. O’Leary held 8,156 options to purchase shares of our common stock, 4,327 of which were vested, 1,452 restricted stock units, and 3,278 shares deferred pursuant to vested restricted stock units and shares eligible for issuance pursuant to the non-employee director deferred compensation plan.

(7)	As of December 31, 2009, Mr. Renwick held 34,304 options to purchase shares of our common stock, 27,033 of which were vested, 2,514 shares of restricted stock and restricted stock units, and 3,529 shares eligible for issuance pursuant to the non-employee director deferred compensation plan.

(8)	As of December 31, 2009, Ms. Robak held 27,076 options to purchase shares of our common stock, 21,718 of which were vested, 2,514 shares of restricted stock and restricted stock units, and 433 shares eligible for issuance pursuant to the non-employee director deferred compensation plan.

(9)	As of December 31, 2009, Mr. Simons held 8,999 options to purchase shares of our common stock, 3,905 of which were vested, 1,827 shares of restricted stock and restricted stock units, and 3,188 shares eligible for issuance pursuant to the non-employee director deferred compensation plan.

(10)	As of December 31, 2009, Mr. Wertheimer held 30,242 options to purchase shares of our common stock, 24,884 of which were vested, and 2,514 shares of restricted stock and restricted stock units.

Non-Employee Director Deferred Compensation Plan

Under our non-employee director deferred compensation plan, each non-employee director may defer up to 100% of his or her cash fees. Based on his or her deferral election, the director is credited with a number of share units at the time he or she would have otherwise received the portion of the fees being deferred. Share units are equivalent to shares of our common stock except that share units have no voting rights. Upon cessation of service on the board, the director receives a share of our common stock for each share unit. Such shares are received in a lump sum distribution, and any fractional share units are paid in cash. Share units credited to a director’s account are considered awards granted under the Fiserv, Inc. 2007 Omnibus Incentive Plan and count against that plan’s share reserve. The share units and shares of common stock issuable upon distribution are subject to the terms and conditions of our plan.

Share Ownership Requirements

Our board of directors has adopted share ownership requirements covering both officers and non-employee directors. Under the policy, non-employee directors are required to accumulate and hold our common stock at a market value equal to at least five times the amount of the annual board retainer. The value of shares of restricted stock and restricted stock units count towards meeting the minimum ownership amount, as do other shares held by the director. Shares underlying unexercised stock options are not counted. Non-employee directors have five years after they become subject to the guidelines to meet the ownership requirements provided that interim ownership milestones are achieved during the five year period.

Shareholder Proposals for the 2011 Annual Meeting

Any proposal that a shareholder desires to include in our proxy materials for our 2011 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) must be delivered to the following address no later than December 15, 2010: 255 Fiserv Drive, Brookfield, Wisconsin 53045, Attention: Charles W. Sprague, Executive Vice President, General Counsel and Secretary.

A shareholder who intends to present business, other than a shareholder’s proposal pursuant to Rule 14a-8, at the 2011 annual meeting must comply with the requirements set forth in our by-laws. Among other matters, a shareholder must give written notice to our corporate Secretary not less than 45 days and not more than 70 days prior to the first anniversary of the date on which we first mailed our proxy materials for the 2010 annual meeting. Because we anticipate mailing our proxy statement for the 2010 annual meeting on April 14, 2010, we therefore must receive notice of a shareholder’s intent to present business, other than pursuant to Rule 14a-8, at the 2011 annual meeting no sooner than February 3, 2011, and no later than February 28, 2011.

If the notice is received after February 28, 2011, then we are not required to permit the business to be presented at the 2011 annual meeting of shareholders because the notice will be considered untimely. Nevertheless, if our board of directors permits a matter of business submitted after February 28, 2011 to be presented at the 2011 annual meeting, then the persons named in proxies solicited by the board of directors for the 2011 annual meeting may exercise discretionary voting power with respect to such proposal.

Annual Report

Our Annual Report for 2009 will be mailed to each shareholder on or about April 14, 2010. Our Annual Report on Form 10-K for 2009, which we filed with the Securities and Exchange Commission, will be furnished without charge to any person requesting a copy thereof in writing and stating such person is a beneficial holder of shares of our common stock on the record date for the 2010 annual meeting. Requests and inquiries should be sent to our corporate Secretary, Charles W. Sprague, at the address below.

Other Matters

As permitted by rules of the Securities and Exchange Commission, services that deliver our communications to shareholders who hold their stock through a bank, broker or other holder of record may deliver a single copy of our Annual Report to shareholders and proxy statement to multiple shareholders sharing the same address. Upon written or oral request, we will promptly deliver a separate copy of our annual report and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may make a request by writing to Charles W. Sprague, Executive Vice President, General Counsel and Secretary, Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin 53045 or by calling him at (262) 879-5000.

By Order of the Board of Directors

Charles W. Sprague, Secretary
Brookfield, Wisconsin
April 14, 2010

Fiserv, Inc.

255 Fiserv Drive

Brookfield, Wisconsin 53045

(262) 879-5000

Fiserv, Inc. is located in the Brookfield Lakes Corporate Center. It is approximately 25 minutes from Milwaukee General Mitchell International Airport and 20 minutes from downtown Milwaukee.

From Chicago, go north on I-94 to Milwaukee. After entering Wisconsin, you will pass through Racine and Kenosha counties. Approaching Milwaukee County, watch for the I-894 bypass. This is a left lane exit. After approximately nine miles, this bypass runs back into I-94; take the left lane exit for I-94 to Madison. The second exit, approximately 3 miles, is Moorland Road north.

From Milwaukee’s Mitchell International Airport, take I-94 north to Milwaukee. As you approach Milwaukee, take I-894 (bypass). This is a left lane exit. After approximately nine miles, this bypass runs back into I-94; take the left lane exit for I-94 to Madison. The second exit, approximately 3 miles, is Moorland Road north.

From Moorland Road, go north approximately 3/4 mile to Bluemound Road/Highway 18. Turn left (west) on Bluemound Road and continue approximately 1-1/2 miles, turning left at the stoplight into the entrance to Brookfield Lakes Corporate Center (you will see the Doubletree Hotel at this entrance).

Traveling from the west, exit I-94 at Bluemound Road/Highway 18. Go east on Bluemound Road approximately 1-1/2 miles, turning right at the stoplight into the entrance to Brookfield Lakes Corporate Center.

Once inside Brookfield Lakes, take Corporate Drive approximately 1/4 mile to Fiserv Drive and turn right. Fiserv Drive leads directly to the Fiserv headquarters.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

FISERV, INC.
255 FISERV DRIVE BROOKFIELD, WI 53045

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends that you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		☐	☐	☐
1. Election of Directors
Nominees
01 K. M. Robak 2013 02 T. C. Wertheimer 2013 03 D. R. Simons 2013
The Board of Directors recommends you vote FOR the following proposal(s):							For	Against	Abstain
2 To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2010.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement, Summary Annual Report is/are available at www.proxyvote.com.

FISERV, INC.

Annual Meeting of Shareholders

May 26, 2010

This proxy is solicited by the Board of Directors

The undersigned hereby appoints JEFFERY W. YABUKI, DONALD F. DILLON, AND CHARLES W. SPRAGUE as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of common stock of Fiserv, Inc. held of record by the undersigned on March 26, 2010 at the Annual Meeting of Shareholders to be held on May 26, 2010 and at any adjournment or postponement thereof, with like effect as if the undersigned were personally present and voting upon the following matters.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted (1) FOR the election of the indicated nominees as directors, and (2) FOR the ratification of the selection of Deloitte & Touche LLP as the registered independent public accounting firm of Fiserv, Inc. for 2010.

This proxy covers all the shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the 401(k) Savings Plan of Fiserv, Inc. and Its Participating Subsidiaries (the “Plan”). This proxy, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by 4:00 pm ET on May 21, 2010, the Plan’s Trustee will be deemed to have been instructed to vote your shares held in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote.

Continued and to be signed on reverse side